As filed with the Securities and Exchange Commission on January 28, 1997
                                                    Registration No. 333-05599

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                     ------------------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2

                            Registration Statement
                       Under the Securities Act of 1933
                     ------------------------------------
                         WESTMARK GROUP HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                   6531                   84-1055077
(State or other jurisdiction   (Primary Standard         (I.R.S. Employer
     of incorporation or   Industrial Classification  Identification Number)
        organization)            Code Number)

    355 N.E. FIFTH AVENUE                                 MARK SCHAFTLEIN
 DELRAY BEACH, FLORIDA 33483                       WESTMARK GROUP HOLDINGS, INC.
       (561) 243-8010                                  355 N.E. FIFTH AVENUE
   (Address and telephone                           DELRAY BEACH, FLORIDA 33483
     number of principal                                  (561) 243-8010
     executive offices)                                 (Name, address and
                                                        telephone number of
                                                        agent for service)

                                  COPIES TO:
                              THOMAS C. PRITCHARD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS  77002
                             PHONE (713) 659-1744
                             ---------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                            -----------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================
                                                Proposed         Proposed
    Title of Each Class of          Amount       Maximum          Maximum         Amount of
       Securities To Be              Being    Offering Price     Aggregate      Registration
          Registered              Registered   Per Share(1)   Offering Price(1)     Fee
--------------------------------------------------------------------------------------------
Resale of Shares Underlying
  Preferred Stock (2)..........   2,464,994     $  .69 (3)       $1,700,846        $  567
Resale of Shares Underlying
  Warrants (2).................   1,671,993     $ 1.02 (3)        1,705,433        $  517
Resale of Shares Underlying
  Convertible Debt.............     639,937     $  .56 (3)          358,365        $  109
--------------------------------------------------------------------------------------------
Outstanding Shares of Common
  Stock to be Resold...........   2,107,008     $  .81 (4)        1,706,676        $  569
--------------------------------------------------------------------------------------------
     TOTAL                        6,883,932         --                 --          $1,762(5)
============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) This registration statement also covers any additional securities which may become issuable pursuant to anti-dilution and adjustment provisions.

(3) Based upon the average conversion price for the preferred stock and convertible debt and the average exercise price for the warrants.

(4) Based on the closing bid price of Common Stock as reported by Nasdaq on January 10, 1997.

(5)    This fee was paid in original filing.

                           -------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         WESTMARK GROUP HOLDINGS, INC.
                             Cross-Reference Sheet
                     showing location in the Prospectus of
                  Information Required by Items of Form SB-2

FORM SB-2 ITEM NUMBER AND CAPTION                  LOCATION IN PROSPECTUS
---------------------------------                  ----------------------
 1.   Front of Registration Statement and
      Outside Front Cover of Prospectus..........  Outside Front Cover Page
 2.   Inside Front and Outside Back Cover
      Pages of Prospectus........................  Inside Front Cover Page;
                                                   Outside Back
                                                   Cover Page
 3.   Summary Information and Risk Factors.......  Prospectus Summary; Risk
                                                   Factors; The
                                                   Company
 4.   Use of Proceeds............................  Use of Proceeds
 5.   Determination of Offering Price............  Outside Front Cover Page;
                                                   Risk Factors;
                                                   Plan of Distribution and
                                                   Selling
                                                   Stockholders
 6.   Dilution...................................  *
 7.   Selling Security-Holders...................  Plan of Distribution and
                                                   Selling
                                                   Stockholders
 8.   Plan of Distribution.......................  Outside Front Cover Page;
                                                   Risk Factors;
                                                   Plan of Distribution and
                                                   Selling
                                                   Stockholders
 9.   Legal Proceedings..........................  Business
10.   Directors, Executive Officers, Promoters
      and Control Persons........................  The Company; Management--
                                                   Executive Officers and
                                                   Directors
11.   Security Ownership of Certain Beneficial
      Owners and Management......................  Principal Stockholders
12.   Description of Securities..................  Description of Capital Stock
13.   Interest of Named Experts and Counsel......  Experts
14.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  *
15.   Organization Within Last Five Years........  The Company
16.   Description of Business....................  Business
17.   Management's Discussion and Analysis
      or Plan of Operation.......................  Management's Discussion and
                                                   Analysis of
                                                   Financial Condition and
                                                   Results of
                                                   Operations
18.   Description of Property....................  Business
19.   Certain Relationships and Related
      Transactions...............................  Management -- Certain
                                                   Transactions
20.   Market for Common Equity and Related
      Stockholder Matters........................  Risk Factors; Description of
                                                   Capital Stock;
                                                   Shares Eligible for Future
                                                   Sale; Price
                                                   Range of Common Stock and
                                                   Dividend
                                                   Policy
21.   Executive Compensation.....................  Management -- Executive
                                                   Compensation
22.   Financial Statements.......................  Financial Statements
23.   Changes in and Disagreements with
      Accountants on Accounting and Financial
      Disclosure.................................  Experts
-----------------------------
(*)   None or Not Applicable

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 1997

                         WESTMARK GROUP HOLDINGS, INC.


                  RESALE OF 6,883,932 SHARES OF COMMON STOCK

       This Prospectus relates to the resale of 6,883,932 shares of Common Stock which may be sold by the holders thereof ("Selling Stockholders") from time to time as market conditions permit in the market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock to be resold include 2,107,008 shares currently issued and outstanding and up to 4,776,924 shares to be issued upon (i) exercise of warrants outstanding to purchase an aggregate of 1,671,993 shares ("Warrants"), (ii) conversion of outstanding shares of the Company's Series A, Series B and Series D Preferred Stock (collectively, "Preferred Stock") presently convertible to purchase an aggregate of 2,464,994 shares, subject to adjustment, and (iii) conversion of $378,915 of debt for 639,937 shares ("Convertible Debt"). Shares offered by the Selling Stockholders may be sold by one or more of the following methods without limitation: (i) ordinary brokerage transactions in which a broker solicits purchases; and (ii) face to face transactions between the Selling Stockholders and purchasers without a broker-dealer. A current prospectus must be in effect at the time of the sale of the shares of Common Stock to which this Prospectus relates. Each Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a current prospectus upon such sale. See "Management--Stock Options," "--Certain Transactions," "Description of Capital Stock--Preferred Stock" and "Plan of Distribution and Selling Stockholders." The Company will retain all proceeds from the exercise of the Warrants, regardless of the number exercised. Such proceeds (a maximum amount of approximately $1,929,569) will be used for working capital and general corporate purposes. The Company will not receive any proceeds from the resale of Common Stock by the Selling Stockholders or upon conversion of the Preferred Stock or upon conversion of the Convertible Debt. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "WGHI." On January 9, 1997, the last sales price of the Common Stock as reported by Nasdaq was $.81.

                       --------------------------------

            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
              A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
                 ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE
                   INVESTMENT. THE MARKET FOR THE COMMON STOCK
                    IS LIMITED, SPORADIC AND HIGHLY VOLATILE.
                          SEE "RISK FACTORS" ON PAGE 6.

                         ----------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                         ----------------------------

                 The date of this Prospectus is January 28, 1997

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Available Information......................................................  2
Prospectus Summary.........................................................  3
The Company................................................................  5
Risk Factors...............................................................  6
Use of Proceeds...........................................................  11
Price Range of Common Stock and Dividend Policy...........................  12
Capitalization............................................................  13
Management's Discussion and Analysis of Financial Condition
   and Results of Operations..............................................  13
Business................................................................... 19
Management................................................................. 24
Principal Stockholders..................................................... 31
Description of Capital Stock............................................... 32
Plan of Distribution and Selling Stockholders.............................. 34
Legal Matters.............................................................. 43
Experts.................................................................... 44
Index to Financial Statements............................................  F-1

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO OR FROM ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS FURNISHED.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files periodic reports, proxy materials and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy materials and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the Commission from, the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

       The Company has filed a registration statement on Form SB-2 ("Registration Statement") under the Act with respect to the securities being registered. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission or may be examined, without charge, at the public reference facilities of the Commission. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to the Company, attention Mr. Schaftlein, at 355 N.E. Fifth Avenue, Delray Beach, Florida 33483.

       The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

                              PROSPECTUS SUMMARY

       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA (INCLUDING FINANCIAL STATEMENTS AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO (I) A 1-FOR-30 REVERSE STOCK SPLIT EFFECTED IN JULY 1995, (II) THE REINCORPORATION OF THE COMPANY IN DELAWARE IN JUNE 1996, WHICH RESULTED IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK INCREASING TO 50,000,000, $.001 PAR VALUE, AND THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK INCREASING TO 10,000,000, $.001 PAR VALUE, AND (III) THE CLOSING OF THE WESTMARK-MEDICAL INDUSTRIES AGREEMENT (SEE "COMPANY -- RECENT DEVELOPMENTS").

                                  THE COMPANY

       The Company is a diversified financial services company that, through its wholly-owned subsidiary Westmark Mortgage Corporation ("Westmark Mortgage"), is engaged in the business of originating, purchasing and selling mortgage loans secured primarily by single family, multi-family and condominium residences. Westmark Mortgage is registered and/or licensed to originate, purchase closed loans, underwrite, fund or sell residential mortgage loans in the states of Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Michigan, Mississippi, Missouri, Montana, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Utah, Washington, and Wyoming. The Company pools and sells loans to third-party institutional investors including the Federal National Mortgage Association ("FNMA" or "Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Department of Housing and Urban Development ("HUD"), its lending agency the Government National Mortgage Association ("Ginnie Mae"), and various non-conforming mortgage conduits. The primary non-conforming investors include Household Financial Services and The Money Store. The primary conforming investor is Fleet Mortgage Corporation.

                                 THE OFFERING

Common Stock Outstanding
  Prior to Offering.............  4,838,917(1)

Common Stock to be Resold.......  6,883,932(2)

Use of Proceeds.................  Working capital.  See "Use of Proceeds."

Risk Factors....................  Prospective purchasers are urged to carefully review the factors set forth in
                                  "Risk Factors."

Nasdaq Symbol...................  WGHI
---------------------
(1) Does not include (i) shares underlying the Warrants, (ii) 2,464,994 shares underlying outstanding shares of Preferred Stock, (iii) shares of Common Stock underlying currently exercisable options ("Options"), and (iv) shares issuable upon conversion of Convertible Debt. See "Management -- Certain Transactions," "Description of Capital Stock -Warrants," and "-- Preferred Stock."

(2) Includes (i) 1,671,993 shares underlying the Warrants, (ii) 2,464,994 shares underlying outstanding shares of Preferred Stock, and (iii) 639,937 shares underlying Convertible Debt.

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)


                                       NINE MONTHS ENDED         YEAR ENDED
                                         SEPTEMBER 30,           DECEMBER 31
STATEMENTS OF INCOME DATA:              1996       1995        1995      1994

Total Revenues ....................   $ 2,893    $ 2,533    $  3,082    $ 2,938
Total Expense .....................     3,773      5,086      10,570      6,994
Loss from Continuing Operations ...      (882)    (2,553)     (7,488)    (4,056)
Provisions for income tax benefit .         2          0         180        376
Gain on extinguishment of debt(1) .       270        561
Net loss ..........................      (784)    (2,553)     (7,038)    (3,119)
Net loss per share ................     (0.22)     (2.71)      (6.50)     (6.28)
Weighted average
shares outstanding ................     3,260        942       1,082        497

                                                    SEPTEMBER 30,   DECEMBER 31,
BALANCE SHEET DATA:                                     1996           1995

Working capital deficit ....................           (2,449)        (2,044)
Total assets(2) ............................           14,506         25,510
Long-term obligations(3) ...................              122          1,698
Stockholders' equity .......................            3,817          1,591
------------
(1) Net of tax of $180,000 at December 31, 1995 and $376,000 at December 31,
    1994.

(2) Includes investment in loans in process of $19,480,029 at December 31, 1995 and $7,787,287 at September 30, 1996.

(3) Includes short-term debt expected to be refinanced on a long-term basis of $698,323 and $121,984 at December 31, 1995 and September 30, 1996,
    respectively.

                                  THE COMPANY

    The Company was incorporated in Colorado during 1986 under the name Eagle Venture Acquisitions, Inc. From inception until May 1990, the Company was engaged in business operations unrelated to its current business strategy. In May 1990, the Company changed its name to Network Real Estate of California, Inc. and commenced providing a variety of real estate services through its wholly-owned subsidiary, Network Real Estate, Inc. ("Network Real Estate"), including real estate brokerage, mortgage banking services and insurance services. In July 1992, the Company changed its name to Network Financial Services, Inc. From May 1990 through August 1993, the Company conducted substantially all of its business operations through its subsidiary, Network Real Estate.

    In August 1993, the Company acquired Westmark Mortgage from Primark Corporation, an unaffiliated third party ("Primark"). Westmark Mortgage was engaged in essentially the same business as it is today, except that the Company serviced certain originated mortgage loans. In August 1994, Freddie Mac agreed to the sale by the Company of the mortgage servicing portfolio. In September 1994, the Company sold its entire mortgage servicing portfolio to Crown Bank.

    In 1993, the Company ceased operating Network Capital Group, a wholly-owned mortgage banking subsidiary, in a transaction that had no significant impact on the Company's financial condition. In an April 1994 agreement, effective December 31, 1993, the Company sold Network Real Estate to a former president of the Company.

    In July 1996, the Company acquired Green World Technologies, Inc. ("Green World"), a wholly owned subsidiary that markets, nationally and internationally the Talon Refrigerant Management System ("Talon"), an energy saving add-on to air cooled condensers found in air conditioners, heat pumps and refrigeration systems. The marketing campaign consists of establishing dealer networks and warehousing. In addition, testing is currently underway with several manufacturers for the purpose of having the Talon included as an other equipment manufacturer ("OEM") in these manufacturers product lines.

    In June 1994, the Company changed its name to Westmark Group Holdings, Inc. Currently, the Company conducts its business through two operating subsidiaries, Westmark Mortgage and Green World, and references to the Company or Westmark include Westmark Mortgage and Green World, unless otherwise indicated. The principal executive office of the Company is located at 355 N.E. Fifth Avenue, Delray Beach, Florida 33483 and its telephone number is (561) 243-8010.

RECENT DEVELOPMENTS

   GREEN WORLD ACQUISITION

       Effective July 21, 1996, the Company and GTB Company entered into an agreement whereby the Company acquired all of the issued and outstanding capital stock of Green World in consideration for (i) 130,000 shares of Series E Preferred Stock, stated value $10.00 per share, which preferred stock is convertible into Common Stock at the option of the holder at any time prior to July 21, 1997, at a conversion price of $.45 per share of Common Stock, and (ii) payment of royalties of 14% of the gross sales of Green World for a period of two years from the date of this agreement, which payments are to be made on a quarterly basis. Green World is in the business of refrigerant management systems for energy savings.

       GTB Company had acquired Green World from Medical Industries of America, Inc., formerly known as Heart Labs of America, Inc. ("MIOA"), for the following consideration: (i) it discharged a note executed by MIOA payable to GTB Company in the amount of $700,000, (ii) executed a no-interest bearing promissory note in the amount of $380,000, and (iii) agreed to a royalty payment of 7% of the gross sales of Green World until July 1988, and 5% until July 1999. Within one month of acquiring Green World, GTB Company sold it to the Company for the above-captioned terms and conditions.

        Green World is a nationwide marketer of the Talon Refrigerant Management System ("Talon"), an energysaving add-on to air-cooled condensers found in air conditioners, heat pumps and refrigeration systems. Green World has been establishing a dealer network and currently has commitments from nine dealers and negotiations with many more located on the West Coast, plus Hawaii and the Pacific Basin, from the Marshall to the Fiji Islands. Green World has executed an exclusive contract for the sales of its Talon with Trane Specialty A/C Products ("Trane"). The contract calls for Trane to purchase no less than 7,125 units over the next 24 months, with 2,535 units in the first 12 months and 4,800 the remaining 12 months and is renewable for an additional 24 months. Additionally, the contract allows the distributor the exclusive right to market in 16 California counties including those counties in the San Francisco Bay area.

   WESTMARK-MEDICAL INDUSTRIES AGREEMENT

       The Company and MIOA entered into a settlement agreement dated January 23, 1997. The Company has entered into negotiations for a financing of a minimum of $3,000,000 and a maximum of $6,000,000, and the performance of the terms and conditions of the settlement agreement are conditioned upon the Company receiving at least $3,000,000 in the financing by February 15, 1997. MIOA presently owns 1,667,284 shares of Company Common Stock, and 200,000 shares of the Company's Series C Preferred Stock. A contractual right provided to MIOA upon issuance of a portion of its shares of Common Stock afforded MIOA the right to maintain a 49% ownership interest in the Company. MIOA has agreed to return all of its shares of capital stock in the Company, and forego the 49% anti-dilution protection in exchange for the following:

       The Company must make a cash payment to MIOA from the proceeds of the financing. In the event the Company receives only $3,000,000, the cash payment shall be $300,000. If the Company receives more than $3,000,000 but no more than $5,000,000, the cash payment shall be 10% of the financing. If the Company receives $5,000,000 but less than $6,000,000, the payment shall be 10% of the financing plus the amount of the funds exceeding $5,000,000. If the Company receives $6,000,000, the cash payment shall be $1,500,000. In addition to the cash payment, the Company has agreed to execute a promissory note amortized over a period of ten years, the principal balance of which shall be $3,953,000 less the cash payment made by the Company of up to $1,000,000. In the event the cash payment exceeds $1,000,000, the principal balance of the promissory note is reduced by $230,000 for every $100,000 in excess of $1,000,000. Interest on the promissory note accrues at 10% per annum. The principal balance of the promissory note and all accrued interest is due and payable three years from the date of the execution of the settlement agreement.

       The promissory note is secured by property, consisting of various strips of 25-30 foot and 50 foot (perimeter) platted road rights of way located in Palm Beach County, totaling approximately 1,366,450 square feet with an approximate value of $1.3 million.

       Upon receipt of the Company's shares of capital stock from MIOA, the Company has agreed to issue MIOA a certificate for 70,000 shares of Company Common Stock. In addition, the Company is obligated to issue 40,000 shares of Company Common Stock concurrent with each $100,000 payment on the promissory note in excess of $1,000,000 until MIOA is in receipt of 400,000 shares of Company Common Stock.

       In the event the Company sells any assets or capital stock of Green World, the principal balance of the promissory note shall be reduced by $500,000, and any notes receivable received by the Company as part of the sale shall be pledged to MIOA as additional security in an amount up to the outstanding principal balance of the promissory note. The Company has entered into general negotiations with respect to a potential sale of Green World; however, there can be no assurance that such sale will occur in the future.

       The Company will not request acceleration of the effectiveness of this registration statement until the Westmark-Medical Industries Agreement is closed.

                                 RISK FACTORS

       AN INVESTMENT IN THE COMPANY COMMON STOCK INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE FOLLOWING FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT

       The Company had losses from continuing operations before provision for income tax and other extraordinary items of $7,488,060 and $4,056,366 for the years ended December 31, 1995 and 1994, respectively, and $879,999 for the nine months ended September 30, 1996. At September 30, 1996, the Company had an accumulated deficit of ($23,742,723). The Company's prospects, therefore, must be considered in light of the risks, expenses and difficulties frequently encountered in operating a business in a highly competitive industry. There can be no assurance that the Company will experience profitability in the future, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CAPITAL REQUIREMENT; LIMITED SOURCES OF LIQUIDITY; NEED FOR ADDITIONAL CAPITAL

       The Company requires substantial capital to pursue its operating strategy. To date, the Company has relied primarily upon net cash provided by financing activities to fund its capital requirements. Net cash provided by financing activities, exclusive of transactions on its line of credit, was $3,431,298 and $1,046,124 for the years ended December 31, 1995 and 1994, respectively. Net cash used by operating activities before working capital changes was $5,198,712 and $3,068,184 for the years ended December 31, 1995 and 1994, respectively. Net cash provided by financing activities, exclusive of transactions on its line of credit, was $2,796,000 and $1,987,000 for the nine months ended September 30, 1996 and 1995, respectively. Net cash (used)/provided by operating activities before working capital changes was $20,701 and ($1,820,370) for nine months ended September 30, 1996 and 1995, respectively.

The Company expects that operations before working capital changes will not generate significant cash flow until the Company has net income. These results will continue to impact the Company's capital position and cause continued reliance upon external sources of liquidity for at least the near future. There can be no assurance the Company will generate sufficient cash in future periods to satisfy the Company's capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

       At September 30, 1996, the Company had a working capital deficit of $2,448,582. The Company maintains a $15 million warehouse line of credit with Princap Mortgage, Inc., secured by the mortgages purchased by the Company from this warehouse line of credit ("Warehouse Facility"). At September 30, 1996, the Company had $7,628,734 outstanding under the Warehouse Facility. At September 30, 1996, the Company had short-term indebtedness of $1,652,549 in the form of convertible debentures and other notes payable, and $121,984 of long-term liabilities comprised of $121,984 of indebtedness that the Company has reached settlements to be funded through cash payments and Common Stock issuance. The Company funds substantially all of the loans which it originates and purchases through borrowings under its Warehouse Facility. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans either through whole loan sales or bulk sales. Any failure to renew or obtain adequate funding under this Warehouse Facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing its Warehouse Facility, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial conditions. The Company will need additional capital to satisfy future capital requirements. To date management has been involved in discussions with investment bankers with respect to additional equity financing. There can be no assurance that these discussions will result in the Company obtaining any such financing or that the Company will be able to raise needed capital from other sources on terms favorable to the Company, if at all. If the Company is unable to secure sufficient capital in the future, its ability to pursue its business strategy and result of operations for future periods may be impaired. During fiscal 1996, the Company obtained funding in the form of short-term debt financing. However, no assurance can be made that any additional financing will be secured and future period results may be impaired. It is expected that internal sources of liquidity will improve during 1997. However, until such time as the Company achieves positive cash flow before working capital changes, the Company will continue to rely on external sources for liquidity. The Company has not established any other lines of credit or other similar financial arrangements with any lenders. If it appears at any time in the future that the Company is again approaching a condition of cash deficiency, the Company will be required to seek additional debt or equity financing, sell assets or otherwise bring cash flow in balance. There can be no assurance that the Company will be able to obtain external sources for liquidity on acceptable terms, if at all. Management does not have any firm plans for additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ECONOMIC CONDITIONS

   GENERAL

       The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the pricing of the Company's loan sales. While the Company believes the underwriting criteria and collection methods it employs enable it to mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks.

       The success of Company's business is predicated upon the use of its services in connection with the purchase or refinancing of residential real estate. In 1994, the mortgage industry experienced a sluggish market. In addition, the mortgage origination market and real estate market are often adversely effected, usually on a short-term basis, by unusual climatic events in any single geographic area such as hurricanes, earthquakes and tornadoes. The happening of such events or recurrence of such events in a particular area may increase the rates for mortgage and homeowners insurance causing a decline in the number of home purchasers and mortgage borrowers. Since 1994, the Company has undertaken a geographic expansion to avoid concentration in any single geographic location.

   EFFECT OF FLUCTUATING INTEREST RATES

       Fluctuations in interest rates and increases and decreases of the prime rate may directly impact the mortgage market and the ability of the Company to attract "A" or "B/C" or other classes of mortgage loans. If interest rates should rise, the number of applications for new mortgages may fall. Management believes that the "B/C" mortgage market is not as particularly interest-rate sensitive as is the "A" mortgage market. The "A" mortgage market is primarily composed of borrowers who are interest-rate-driven or for purchasing homes; that is, "A" mortgage borrowers refinance current mortgages for ones with lower interest rates and terms. As interest rates increase, such refinancing diminishes purchase activities and the number of loan applications in that "A" market decreases. The "B/C" market is primarily composed of borrowers who are payment-driven with a use of the mortgage loan as a source of equity. Often a common goal of the "B/C" borrower is to leverage available equity for immediate use, and despite increases in interest rates, the "B/C" borrower focuses primarily on the monthly payment. Thus, the decrease in loan applications in the "B/C" market which may occur when interest rates increase, is typically not as significant as in the "A" mortgage market. However, there can be no assurances that interest rates will not rise and negatively impact the Company's financial position.

B/C MORTGAGE MARKET

       The Company has diversified its mortgage banking strategy to include lending to additional categories of borrowers, such as the "B/C" mortgage market, a nationally growing segment of the mortgage industry. The "B/C" mortgage market serves borrowers whose credit history or amount of debt increases the risk associated with mortgage loans and puts such loans outside the guidelines established by Fannie Mae and Freddie Mac. Thus, the "B/C" mortgage loans cannot be resold to those institutions and the Company must locate buyers outside that established market. The Company's strategy in reducing its risk associated with funding "B/C" loans is to obtain commitments from outside investors for the resale to them of such "B/C" loan mortgages before the Company funds such mortgages. The "B/C" mortgage loan is particularly dependent on the accuracy of the appraisal of the underlying property because of the higher risk of lack of repayment and the consequent mortgage originator's increased reliance on such underlying mortgage assets. Because of such risk in funding, "B/C" mortgages require the borrower to place a larger down payment on the purchased property which permits a higher-debt-to-income ratio. In addition, because of the inherent risks, the "B/C" loan originator charges greater loan origination fees and mortgage rates generating a higher yield than those of the "A" mortgage market. Consequently, the profit margins that can be realized by the Company on the resale of such "B/C" loans is greater than those realizable from the "A" loan mortgage market. There is no assurance that the Company will be able to continue to achieve a higher profit margin from the resale of its loans or will be able to continue to locate buyers from such "B/C" loan packages. Occasionally, as part of such resale of the mortgages, the Company issues certain representations to repurchase defective loans, but only as to defective loans arising from an incidence of fraud. While there can be no assurance that the Company will not be required to repurchase a significant amount of such loans, this has not traditionally been a serious consideration for the Company. In fiscal 1994, the Company paid a total of $103,000 for repurchased defective loans or .0664% of its total loan originations. In fiscal 1995, the Company paid a total of $480,000 for repurchased defective loans, or
 .3038% of its total loan originations, which amount related to loans originated prior to the purchase of Westmark Mortgage by the Company. In fiscal 1996, the Company repurchased one (1) loan for $51,000 (.007% of loan originations) due to a defect which was subsequently cured.

CONTINGENT RISKS

       Although the Company sells substantially all loans which it originates and purchases on a nonrecourse basis, the Company retains some degree of risk on substantially all loans sold.
During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

       In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operation or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

       Likewise with the repurchase scenario discussed above, the Company at any one time is potentially subject to past portfolio liabilities, particularly from the conforming business. Periodically, the Company will receive demands for repurchase from various investors. Though the Company has been successful in having individual requests rescinded or cured, there can be no assurance that individual defects will be cured.
Management does not feel that this risk could seriously impair the Company's ability to operate.

DEPENDENCE UPON KEY PERSONNEL

       The Company's success depends, in part, upon a number of key managerial personnel and employees, including Norman Birmingham, Mark Schaftlein and Payton Story, the loss of whom could adversely affect the Company. The Company believes that its future success depends in part on its ability to continue to attract and retain highly skilled employees. The Company has entered into employment agreements with Messrs. Birmingham and Schaftlein, but does not maintain life insurance policies on these officers. See "Management--Executive Officers and Directors."

REGULATORY COMPLIANCE

       Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

       The Company's domestic business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company is subject to the rules and regulations of, and examinations by HUD and state regulatory authorities with respect to originating, processing, underwriting and selling loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

       Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

COMPETITION

       As a marketer of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. Furthermore, the current level of gains realized by the Company and its competitors on the sale of the type of loans they originate and purchase is attracting additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

       The Company depends largely on independent mortgage brokers, financial institutions and other mortgage bankers for its originations and purchases of new loans. The Company's competitors also seek to establish relationships with the Company's independent mortgage brokers, financial institutions and other mortgage bankers, none of whom is obligated by contract or otherwise to continue to do business with the Company. In addition, the Company expects the volume of wholesale loans purchased by the Company to increase and the relative proportion of wholesale loans to total loans originated and purchased by the Company to expand. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

NASDAQ LISTING AND PUBLIC MARKET

       The Company Common Stock is currently listed for quotation on the Nasdaq SmallCap Market. The trading market for the Common Stock is sporadic, limited and highly volatile. In order for the Common Stock to be eligible for continued listing on the Nasdaq SmallCap Market, the Company must (i) have total assets of at least $2 million, (ii) total capital and surplus of at least $1 million, and
(iii) maintain a minimum bid price of $1.00 or, if the minimum bid price is less than $1.00, the Company must maintain capital and surplus of $2 million and a market value of the public float of its securities of not less than $1 million. Nasdaq recently proposed new criteria for listing on the Nasdaq SmallCap Market. The requirements for continued inclusion under the proposed standards include:
(i) net tangible assets of at least $2 million, or net income of $500,000 in two of the last three years, or a market capitalization of at least $35 million and
(ii) maintain a minimum bid price of $1.00. The Company believes it meets both of these requirements. If the Company becomes unable to satisfy the requirements for continued quotation on the Nasdaq SmallCap Market, trading, if any, in the securities listed thereon would be conducted in the over-the-counter market of the National Quotation Bureau, Inc., or on the OTC Electronic Bulletin Board. There can be no assurance that any trading market will continue to exist for the Common Stock. See "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

       Of the 4,838,917 shares of Common Stock issued and outstanding, the Company is registering the resale of the 2,107,008 issued and outstanding shares of Common Stock. Substantially all of the balance of the shares of Common Stock outstanding are freely tradeable as such shares were issued pursuant to registration statements registering the issuance of such shares under the Act or such shares have been outstanding for over two years and can be sold pursuant to Rule 144 promulgated under the Act. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months, sell through ordinary brokerage transactions or to market makers an amount of shares up to the greater of 1% of the Company's then outstanding stock or the average weekly trading volume for the four weeks prior to the proposed sale. The sale of a substantial amount of restricted and unrestricted Common Stock by shareholders of the Company under Rule 144, or even the potential for such sales, could have an depressive effect on the market price of the shares of Common Stock and could impede the Company's ability to raise additional capital through the sale of its equity securities . A depressive effect on the market price of the Common Stock could require the Company to issue additional shares of Common Stock to its creditors or make additional cash payments to creditors pursuant to settlement agreements for which the resale of 1,019,019 shares of Common Stock under this Prospectus is being provided for. See "Plan of Distribution and Selling Stockholders."

SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECT

       The Board of Directors has total discretion in the issuance and the determination of the rights and privileges of any shares of preferred stock which may be issued in the future, which rights and privileges may be detrimental to the holders of the Common Stock of the Company. The Board of Directors could issue shares of preferred stock with such rights and preferences that could discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Company is authorized to issue 10 million shares of its preferred stock, and only 798,750 shares of which are presently issued and outstanding. Additionally, the Board of Directors has been authorized to issue up to 50 million shares of Common Stock, of which only 4,838,917 shares are issued and outstanding as of the date of this Prospectus. See "Description of Capital Stock."

NECESSITY FOR CONTINUING REGISTRATION

       The resale of the registered shares hereby, as well as the resale of the shares issuable upon exercise of the Warrants, Options and Preferred Stock registered hereby, can be publicly sold only pursuant to an effective registration statement and a current Prospectus under the Act. There is no assurance that the Company will be able to keep the registration statement of which this Prospectus is a part current or pay the legal and related costs of doing so. In addition, it is a condition to the Company's ability to issue free-trading shares of Common Stock upon such resale that such securities remain qualified for resale under the securities laws of the states in which holders of such securities reside, and there is no assurance that such securities will remain so qualified. If a holder moves, or subsequent purchaser resides, in a jurisdiction in which the Company has not registered the transactions set forth in this Prospectus, the benefits of this Prospectus may not be available. If the Prospectus ceases to be current with respect to such securities, the Company may be precluded from issuing free-trading shares of Common Stock upon resale.

                                USE OF PROCEEDS

       Assuming exercise of all the Warrants, the Company will receive aggregate proceeds of approximately $1,929,569, prior to deducting estimated offering expenses of approximately $200,000. The Company will use these proceeds for working capital and will have broad discretion in the application of such proceeds. As there are no commitments from the holders of the Warrants to exercise such securities, there can be no assurance that the Warrants will be exercised. The Company will receive no proceeds from the resale of shares by the Selling Stockholders upon conversion of the Preferred Stock or upon conversion of the Convertible Debt. See "Plan of Distribution and Selling Stockholders."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       The Company's Common Stock is listed on the Nasdaq SmallCap Market under the symbol "WGHI." The following table sets forth the high and low last sales prices of the Common Stock for the periods indicated:
                                                            PRICE RANGE
                                                         ------------------
FISCAL YEAR                                               HIGH        LOW
                                                         ------      ------
  1994
  ----
     First Quarter.................................      $36.60      $26.40
     Second Quarter ................................      30.00       12.30
     Third Quarter..................................      18.90       12.30
     Fourth Quarter.................................      18.90       11.40

  1995
  ----
     First Quarter..................................     $11.40       $3.60
     Second Quarter.................................       8.40        3.60
     Third Quarter..................................       8.50        5.40
     Fourth Quarter.................................       6.50        1.62

  1996
  ----
     First Quarter.................................       $3.23       $2.13
     Second Quarter.................................       1.75         .81
     Third Quarter..................................       1.44         .75

      On January 10, 1997, the last sales price for the Common Stock was $.8125, and the Company believes there were approximately 674 beneficial owners of its Common Stock.

      The Company has not paid, and the Company does not currently intend to pay, cash dividends on its Common Stock. The current policy of the Company's Board of Directors is to retain earnings, if any, to provide funds for operation and expansion of the Company's business. Such policy will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position.

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company at September 30, 1996 and on a pro-forma basis to reflect the closing of the Westmark-Medical Industries Agreement. This table should be read in conjunction with the Company's financial statements and notes thereto that are included elsewhere in this Prospectus.

                                               SEPTEMBER 30, 1996
                                               ------------------
                                      ACTUAL      PROFORMA, MIN.   PROFORMA, MAX
                                   ------------   --------------   -------------
Liabilities
  Current Liabilities ..........   $ 10,566,432    $  8,618,416    $  8,518,416
  Long-Term Debt, Less
    Current Portions ...........        121,984       3,653,000       2,453,000

Stockholders' equity:
  Preferred stock ..............      2,675,000 (1)           0               0
  Common stock (2)(3) ..........     23,488,911      24,480,911      27,080,911
  Additional Paid-In Capital ...      1,396,448         796,448         796,448
  Accumulated deficit ..........    (23,742,723)    (24,042,723)    (24,042,723)
  Total stockholders' equity ...      3,817,636       1,234,636       3,834,636
  Total capitalization .........   $ 14,506,052    $ 13,506,052    $ 14,806,052
                                   ============    ============    ============

(1) Consists of (i) 118,750 shares of Series A Preferred Stock issued May 1, 1996 for the Convertible Debt, 300,000 shares of Series B Preferred Stock in April 1, 1996 for the Convertible Debt, 200,000 shares of Series C Preferred Stock issued to MIOA effective March 29, 1996, and (ii) 130,000 shares of Series E Preferred Stock issued in connection with the purchase of Green World.

(2) Does not include 11,000 shares of Common Stock issued subsequent to September 30, 1996.

(3) Does not include (i) 1,671,993 shares issuable upon exercise of the Warrants, and (ii) 2,464,994 shares issuable upon conversion of outstanding shares of Preferred Stock. See "Description of Capital Stock--Warrants," and "--Preferred Stock."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and accompanying Notes to the Consolidated Financial Statements.

GENERAL

      The Company is a mortgage banking company engaged in the business of originating, purchasing and selling mortgage loans secured primarily by one-to-four family residences. The Company primarily generates income from (i) gains recognized from premiums on loans sold through whole loan sales to institutional purchasers, (ii) investment income earned on loans held for sale, and (iii) origination fees and related revenue received as part of loan closings. Gain on sale of loans, which represents the sales price in excess of loan acquisition and related costs from whole loan sales, constituted 50% and 19% of total revenues in 1995 and 1994, respectively, and 68% of the total revenues for the nine months ended September 30, 1996. Investment income earned on loans held for sale constituted 30% and 19% of total revenues in 1995 and 1994, respectively, and 22% of the total revenues for the nine months ended September 30, 1996. Loan origination fees and related revenue represented 18% and 30% of total revenues in 1995 and 1994, respectively, and 18% of the total revenues for the nine months ended September 30, 1996. In 1994, loan service fees accounted for 28% of total revenues.

      The Company currently has purchase agreements with Fleet Mortgage Corporation, Household Financial Services, Industry Mortgage Company, The Money Store, Fannie Mae, Freddie Mac, HUD, Ginnie Mae and various non-conforming mortgage conduits, whereby the Company originates and sells loans to them. The Company sells virtually all of the loans it originates. These agreements are for specific terms or are open ended, and require the loans to satisfy the underwriting criteria described therein. During 1995 and 1994, the Company sold loans totaling $158 million and $155 million, respectively. During the nine months ended September 30, 1996, the Company sold loans totaling approximately $67 million. The Company does not service any of the loans it originates and sells all loans primarily in whole loan sales. The gain on sale of loans was $1,544,559 and $556,436 in 1995 and 1994, respectively, and $2,492,479 during the nine months ended September 30, 1996.

      Loans held for sale were comprised of 78% "A" (conforming) loans and 22% "B/C" (non-conforming) loans at December 31, 1995 and 21% "A" loans and 79% "B/C" loans at September 30, 1996. At December 31, 1994, loans held for sale consisted entirely of "A" loans. When the Company commits to fund loans, the parties agree upon an interest rate. Until the Company obtains a commitment to sell the loan to an investor, the Company is subject to interest-rate fluctuations. Typically, the Company obtains commitments for the sale of "A" loans to investors concurrently with making such loan commitment to the borrower. In order to mitigate interest-rate fluctuations, the Company's strategy in committing to make "B/C" loans has been to negotiate a 30 day forward commitment containing minimum pricing by credit class of loans by investor.

      Investment income earned on loans held for sale is derived primarily from interest payments on loans in inventory. Certain fixed rate "B/C" loans generally carry a note rate in excess of the cost to borrow. This results in a positive revenue differential between cost to borrow (at the time the loan funds) and the loan sale. Management's strategy is to sell those loans in whole loan sales and in bulk sales as quickly as practicable in order to optimize cash flow from the sale of the loans. In addition, the Company realizes revenue from loan origination fees and certain loan discount fees.

      In September of 1994, the Company sold its loan servicing portfolio to Crown Bank. Subsequent to the sale, the Company has not serviced any mortgages except those held in inventory for sale. In connection with the 1994 sale to Crown Bank, the Company recognized a $14,781 loss on the sale of such servicing rights and recognized additional performance losses of $659,000 over two (2) years. See "--Operations" for a discussion of certain expense items in connection with the Crown Bank sale.

SIGNIFICANT ACCOUNTING POLICIES

      Mortgage loans are originated to be sold to investors and are reported at the lower of cost or market. Loans covered by commitments are valued as specified in the commitment. Loans not covered by commitments are valued at market, as determined by reference to the Company's normal market outlets. Loan origination fees and certain direct costs are deferred and reflected in operations when the underlying loan is sold. Investment income on loans held for sale is recognized as earned.

INVESTMENT IN REAL ESTATE AND PREFERRED STOCK

      In July 1995, the Company settled certain pending litigation arising out of a claim by Dolan Development Partners, Ltd. and related parties ("Dolan") that the Company defaulted on certain promissory notes. The settlement reduced the amount of principal and interest payable by the Company to Dolan pursuant to two promissory notes from $1.5 million to approximately $1 million. The Company owned a 50% interest in the property securing the payment of the notes and Dolan, the payee, owns the remaining 50% undivided interest in the property. The Company's interest in this real estate at December 31, 1995 was valued at $2,115,000. The balance on the note payable to Dolan, secured by such property, was $1 million as of December 31, 1995. This note bears interest at the rate of 9.75% per annum and matures, with principal payable in one lump sum, on June 1, 1998. The modifications of the amount owed to Dolan resulted in a pre-tax gain of extinguishment of debt of $450,000 in 1995.

      On July 10,1996, the Company sold all of its capital stock of Network Capital Group, Inc. to PBF Land Company ("PBF"), an affiliate of GTB Company, in exchange for various parcels of real property in Florida with a market value appraised at $1,298,000 (Parcel A). In addition, PBF placed an attorney's opinion letter of title for Quit Claim Deeds for additional parcels (Parcel B) valued at up to $5 million into escrow. In exchange for the additional property, the Company placed preferred stock with a stated value of $5 million into escrow. The preferred stock may be convertible into common stock beginning April 1, 1997. The minimum conversion price is $1 and no more than a cumulative total of $200,000 worth of preferred stock may be converted per quarter. For any additional shares to be issued, certain sales by PBF must be completed. Further due diligence regarding appraisal, title and legal issues are necessary in order for the Company to exercise the option to acquire the additional parcels.

      The subject property consists of various strips of 25-30 foot and 50 foot (perimeter) platted road rights of way, located in Palm Beach County. Parcel 1 contains 165,00 square feet ($2.25/sq.ft), Parcel 2 contains 51, 300 square feet ($3.50/sq.ft.) and Parcel 3 contains 1,150,150 square feet ($.60/sq.ft.), combined, these rights of way total 1,366,450 square feet for a total value of $1.3 million. The Company valued for accounting purposes, the strips at a cost of $1.0 million. The Company has received an attorney's opinion letter of title.

      Whitehall Financial Services, Inc. claimed a third party beneficial interest in and to the PBF agreement. PBF agreed to return 88,963 shares of Company Common Stock to the Company which was issued to Whitehall in full and final settlement of all claims.

RESULTS OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS SEPTEMBER 30, ENDED 1995

      On a consolidated basis, total revenues increased to $2,737,880 in the nine months ended September 30, 1996 from $2,492,479 in the nine months ended September 30, 1995, an increase of 10%. The increase is a result of downsizing the Conforming "A" Division ("A"), whose profit margins are approximately 1/5 of the Non-Conforming B/C Division ("B/C"). Additionally, the frequency of B/C Bulk Sales has reduced both the interest income and the interest expense as the loans have remained on the warehouse line for a reduced period.

      Expenses for the nine months ended September 30, 1996 decreased 26% to $3,773,000 from $5,086,000 for the nine months ended September 30, 1995. Loan origination costs decreased 36% to $185,000 for the current quarter from $290,000 in the comparable prior year to date ending September 30, 1995. General and administrative expenses decreased 25% to $3,468,000 from $4,614,000 for the nine months ended September 30, 1995. The decrease in these expenses is primarily due to the Company's cost containment strategy.

      A net loss resulted for the nine months ended September 30, 1996 was $784,000, or $.22 per share as compared to a net loss of $2,553,000 or $2.71 per share for the nine months ended September 30, 1995. This decreased loss is due to continued cost cutting efforts by management in areas of general and administrative through operational consolidations. These cost containment strategies continued through fiscal 1996, mainly through reduction of employees and general and administrative expenses. The loss breakdown is as follows:
Westmark Mortgage (.14), Green World (.02), other WGHI (.06).

      During the third quarter of 1996, the Company continued increasing loan volumes in B/C paper. B/C loan fundings increased from $8.26 million in the three months ending September 30, 1995 to $11.90 million for the three months ended September 30, 1996, an increase of 44%. For the nine months ending September 30, 1996, total B/C production increased 44% to $25.3 million versus $17.6 million in period ending September 30, 1995. Total production including "A" paper was $57.3 million for the nine months ending September 30, 1996.

      FISCAL 1995 COMPARED TO FISCAL 1994

      Total revenues increased 5% to $3,081,900 in 1995 from $2,937,646 in 1994. This was primarily due to a combined increase in gain on sale of loans and investment income, both of which offset the lack of loan servicing fees in 1995 due to management's decision to sell its servicing portfolio in 1994.

      Gain on sale of loans, all of which was derived from premiums on whole loan sales, increased 277% to $1,544,559 from $556,439 in 1994. This increase was due as a result of management's decision to originate and sell "B/C" loans along with increased premiums on "A" whole loan sales. Management intends to continue to originate and sell "B/C" loans as part of its overall strategy. The volume of "B/C" loans sold during 1995 was approximately $25 million compared to $0 in 1994. Generally, the "A" loans provide less income to the Company than "B/C" loans. Due to the Company's strategy of selling loans prior to the first payment, management believes that there is no greater substantive risk in original "B/C" loans than "A" loans.

      Loan origination fees decreased 39% to $544,386 in 1995 from $883,399 in 1994. This decrease is primarily due to originating fewer government-backed loans, resulting in less loan origination fees. Traditionally, conforming "A" and non-conforming "B/C" loans, at the wholesale level, do not contain loan origination fees. Management has adjusted the loan origination pricing structure to provide for an increase in per loan origination fees on non-conforming "B/C" product. Initially, this change could reduce the cash requirements at the time of loan funding, thereby possibly reducing gain on sale of these loans; however, management's goal is to increase the volume of loans, creating larger pools of loans to sell to investors, which should allow the Company to maintain its current premium rate on ultimate gain on sale of loans.

      Investment income, comprised primarily of interest earned on loans held for sale, increased 62% to $938,657 in 1995 from $581,066 in 1994. This increase is due primarily to a larger principal amount of mortgage loans held for sale in 1995 compared with 1994.

      Total expenses increased 49% to $10,569,960 from $6,994,012 for the periods ended December 31, 1995 and 1994, respectively. This increase is primarily due to (i) an increase in interest expense, (ii) an increase in general and administrative expense, (iii) a $225,000 loss in an investment relating to the failed acquisition of Greentree, (iv) a $480,000 repurchase loss and $179,663 write down with respect to the sale of the Company's servicing portfolio to Crown Bank, and (v) a $1,099,000 non-cash, non-recurring expense consisting of equity-related incentives ("cheap stock expense") incurred in 1995 financial transactions.

      Direct loan fee expenses increased 48% to $187,309 in 1995 from $123,182 in 1994, due primarily to the Company's increased volume of whole loan sales in 1995.

      Interest expense increased 86% to $1,223,875 in 1995 from $657,025 in 1994, due primarily to the increased volume of whole loan sales and the borrowing cost associated with the Company's Warehouse Facility.

      General and administrative expense increased 27% to $6,775,395 in 1995 from $5,337,097 in 1994, due primarily to (i) the hiring of additional personnel necessary in order to initiate the origination and sale of "B/C" loans, (ii) cheap stock expenses associated with below market equity issuances to consultants and employees, and (iii) other increased operating expenses, including facilities and equipment. Management has adopted a cost containment strategy to reduce salary and related expenses in 1996. In March 1996, the Company consolidated its operations to Delray Beach, Florida. In connection with this consolidation, the Company sublet excess rental space in Costa Mesa, California and in Hawaii and negotiated the termination of its San Jose, California lease. This reduction of space also resulted in the reduction of employees.

      The closing of the Hawaii office in March 1996 resulted in a savings of approximately $3,400 per month, the sublease of office space in Costa Mesa in March 1996 resulted in a savings of approximately $8,500 per month, the termination of the San Jose office in October 1996 resulted in savings of approximately $3,500 per month, and where appropriate accruals were established on the income statement.

      In July 1995, the Company entered into a letter of intent to acquire certain assets of Greentree. The aggregate purchase price was $1,575,000 payable in installments with the remaining unpaid purchase price payable from the proceeds of the Company's proposed offering of convertible debentures. The Company paid $100,000 cash and issued 16,667 shares of its Common Stock valued at $125,000 in anticipation of the acquisition. In November 1995, the Company abandoned the proposed convertible debenture offering and terminated the Greentree acquisition. The Company's $225,000 investment in Greentree was charged to expense in 1995. The acquisition agreement provided for Greentree to retain all sums previously paid and required the Company to register the resale of the 16,667 shares of Company Common Stock. The Company failed to register the resale of such shares, providing Greentree with the option of retaining such shares or demanding an additional $125,000 payment. The parties agreed to settle the $125,000 obligation for $35,000, payable through the issuance of shares which, when sold by Greentree, will net $35,000, and a three-year warrant to purchase 150,000 shares of Company Common Stock at $2.62 a share.

      In connection with the Company's September 1994 sale of its entire mortgage servicing portfolio to Crown Bank, the Company established two reserve accounts, one with FHLMC in the amount of $480,000 as a repurchase reserve and the other with Crown Bank in the amount of $360,000 as a performance reserve. Due to delinquencies in the servicing portfolio sold to Crown Bank, the terms of the $480,000 repurchase reserve provided that such funds were to be paid to Freddie Mac in 1995, and that $179,663 of the performance reserve was paid to Crown Bank in 1995 which amount was reserved in 1994. The balance of this performance reserve was paid to Crown Bank in 1995.

      Depreciation and amortization expenses decreased to $194,543 in 1995 from $486,739 in 1994, primarily due to 1994 one-time charges to operations from (i) expenses associated with purchased mortgage servicing rights of $186,000, and
(ii) Florida office start up expenses of $130,000.

      Net loss increased to $7,038,060 in 1995 from $3,118,953 in 1994, resulting in a net loss per share of $6.50 in 1995 compared with $6.28 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

      The Company uses its cash flow from whole loan sales, loan origination fees, net interest income and borrowings under its Warehouse Facility to meet its working capital needs. The Company's cash requirements include the funding of loan originations, purchases, payment of interest expenses, operating expenses, taxes and capital expenditures, along with settlement agreements negotiated during the first quarter.

      On December 31, 1995, the Company had a working capital deficit of $2,044,258, total stockholders equity of $1,591,204. On September 30, 1996, the Company had a working capital deficit of $2,570,566, total stockholders equity of $3,817,636. Net cash used by operating activities was $16,665,858 for 1995 and net cash provided by operating activities was $17,346,602 in 1994. The reason for the significant change is that the Company increased the amount of mortgage loans held for sale by approximately $14 million in 1995, versus a decrease in mortgage loans of approximately $20 million in 1994, which substantially equates to the difference in the amount of cash used in 1995 and provided in 1994 by operating activities. The use of operating cash is offset by funds provided by the Warehouse Facility. Net cash provided by financing activities was $16,971,281 in 1995 compared with net cash used in financing activities of ($18,378,329) in 1994, which relates to the amount outstanding pursuant to the Warehouse Facility at the respective year ends. Net cash used in investing activities was ($101,080) in 1995 compared with $1,062,690 of net cash provided by investing activities in 1994, primarily due to the proceeds received in 1994 from the sale of the mortgage servicing portfolio to Crown Bank, and liquidation of certain properties received in loan foreclosures. Net cash provided by operating activities was $7,916,619 for the 1996 Nine Months and net cash (used) by operating activities was ($14,695,775) for the 1995 Nine Months. The reason for this significant change is volume on the line of credit. Net cash provided (used) in operations before working capital changes in the 1996 Nine Months and 1995 Nine Months was $20,701 and ($1,820,370), respectively, which increase was primarily due to a decrease in losses from operations. Net cash provided by financing activities was $12,964,510 in the 1996 Nine Months compared to net cash used by financing activities of ($8,200,656) in the 1995 Nine Months, which relates to the amount outstanding pursuant to the Warehouse Facility at the respective period ends. Net cash (used) in investing activities was ($1,832) in the 1996 Nine Months compared to ($144,141) of net cash (used) by investing activities in the 1995 Nine Months.

     Increase in other current assets of $107,546 is due to accrued interest income. Increase in other assets is due to the acquisition of Green World stock and prepaid expenses. Reduction of ($621,250) in accounts payable is due to the payment of those accounts payable through monies received from stock purchases and loans received.

      Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans, are essential to the continuation of the Company's ability to originate and purchase loans. The Company borrows funds on a short term basis to support the accumulation of loans prior to sale. These short-term borrowings are made under the Warehouse Facility with Princap Mortgage, Inc. Pursuant to the Warehouse Facility, the Company has available a secured revolving credit line of $15 million to finance the Company's origination or purchase of loans, pending sale to investors. The line of credit, pursuant to the Warehouse Facility, has collateral of the assignment and pledge of eligible mortgage loans, bears interest at an annual rate of 2% above prime, payable at the time of purchase by the permanent investor. This arrangement allows the Company to utilize interest received from the borrower during the period prior to the sale of the loan. The Warehouse Facility provides for a transaction charge of $140 per loan and requires the Company to possess a minimum net worth of $250,000 and a compensating cash balance on deposit in the amount of $5,000. At September 30, 1996, the balance outstanding, pursuant to this Warehouse Facility, totaled $7,787,287. The Company does not have any other external lines of credit for financing.

      From December 31, 1994 through November 22, 1995, the Company had a warehouse agreement with Lomas Mortgage USA, Inc. ("Lomas") in the amount of $15 million. In August 1995, Lomas gave notice of the termination of its commitment with the Company and subsequently declared bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to filing for protection, Lomas notified the Company of its assignment of its repurchase agreement with the Company to PSB. Shortly thereafter, the Company obtained its current Warehouse Facility. At December 31, 1995, the outstanding balance on the line of credit with PSB was $3,333,763, which line was closed in the first quarter of 1996 when all remaining loans, that collateralized this line of credit, were sold.

      Historically, the Company has obtained financing through the issuance of its Common Stock and borrowings on a negotiated basis. During the 1996 Nine Months, the Company issued a total of 853,000 shares for services rendered and converted $700,000 of indebtedness owed to MIOA into 200,000 shares of series C preferred stock with a stated value of $3.50 per share. See "The Company -- Recent Developments" and "Management -Certain Transactions." During 1995, the Company issued 1,958,167 shares of Common Stock for cash and for other consideration as follows: (i) 1,298,388 of Company Common Stock was issued for $1,210,000 of cash and MIOA preferred stock; (ii) an aggregate of 338,000 shares of Common Stock were issued in private placements grossing approximately $875,000; and (iii) 322,167 shares of Common Stock were issued for general corporate purposes and for services rendered. In May and June 1995, the Company raised $600,000 cash through the issuance of convertible promissory notes in the principal amount of $600,000 and warrants entitling holders to purchase the securities contemplated to have been issued in the failed 1995 convertible debenture offering. In April 1996, the Company and all these investors agreed to restructure the investment and the Company paid such investors an aggregate amount of $600,000 and issued such investors 300,000 shares of Series B Preferred Stock with a stated value of $600,000. See "Description of Capital Stock--Preferred Stock" for a description of the series B preferred stock.

      In addition, MIOA advanced the Company an aggregate amount of $790,000 during the 1996 first quarter (of which $700,000 was converted into 200,000 shares of series C preferred stock with a stated value of $3.50 per share) and $1,503,000 in the second quarter of 1996, primarily to fund outstanding obligations and working capital needs. During 1996, the Company reached agreements to settle approximately $848,714 of outstanding indebtedness through the sale of Common Stock issued to the creditors. In the event that the sale of shares is insufficient to reach $848,714, the Company is obligated to issue additional shares in order to net the required cash payments or pay the balance in cash. The creditors are obligated to return any excess shares which are not required to be sold once they have received their full payment. The Company has received additional debt capital from external sources in 1996, as it has not relied on any additional capital from MIOA since June 1996. During the second and third quarter of fiscal 1996, the Company borrowed an aggregate of $378,915 from various individuals for working capital purposes. See "Description of

Capital Stock-Convertible Debt". The Company's internally generated cash flows from operations has historically been and continues to be insufficient for its cash needs. It is expected that internal sources of liquidity will improve during 1997. However, until such time as the Company achieves positive cash flow before working capital changes, the Company will continue to rely on external sources for liquidity. The Company has not established any other lines of credit or other similar financial arrangements with any lenders. If it appears at any time in the future that the Company is again approaching a condition of cash deficiency, the Company will be required to seek additional debt or equity financing, sell assets, or otherwise bring cash flow in balance. The Company has had general discussions with respect to a potential sale of Green World. In the event that such sale occurs, it could improve the cash flow of the Company, however there can be no assurance that such sale will occur. There can be no assurance that the Company will be able to obtain external sources for liquidity.

INFLATION

      Although the Company believes that inflation has not had any material effect on operating results, it cannot be assured that its business will not be affected by inflation in the future.

                                   BUSINESS

      The Company is a diversified financial holdings company that, through its wholly-owned subsidiary Westmark Mortgage, is engaged in the business of originating, purchasing and selling mortgage loans secured primarily by single family, multi-family and condominium residences. Westmark Mortgage is registered and/or licensed to originate, purchase closed loans, underwrite, fund or sell residential mortgage loans in the states of Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Idaho, Iowa, Indiana, Kansas, Kentucky, Michigan, Mississippi, Missouri, Montana, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Utah, and Washington. The Company pools and sells loans to third-party investors including Household Financial Services, the Money Store, Fleet Mortgage Corporation and various non-conforming mortgage conduits.

BUSINESS STRATEGY-MORTGAGE OPERATION

      The Company has historically been a wholesale mortgage lender providing a full range of mortgage lending services which include conventional, governmental, jumbo (large loan amounts) and non-conforming ("B/C") home mortgage loans. The majority of the Company's loans are made to owners of single family, multi-family and condominium residences who use the loan proceeds for purchasing new homes or refinancing existing home mortgages. Westmark provides funds to approved mortgage brokers and correspondent lenders who originate the mortgage for the consumer. Westmark closes and funds the loan through approved correspondent mortgage brokers and lenders. Westmark solicits these brokers for business, competing with other wholesale lenders.

      Westmark provides products to its approved mortgage broker customers related to home loans. In general, Westmark offers brokers products for their clients who have credit from "A" (perfect and good credit) to "D" (below average and delinquent) and who desire conventional loans, government loans, conforming loans, and non-conforming loans. All mortgage products are secured by the property the borrower used as collateral for the mortgage.

      Mortgage brokers submit loan packages to a Westmark representative for review and approval. After the mortgage loan is closed, Westmark packages the loans into groups and sells the loans to mortgage lending conduits. Westmark determines to whom it will sell the loans based on the conduits price and service at the time the specific loans are sold. Westmark does not retain the rights to service the mortgage loans it closes or loans purchased from approved correspondent lenders.

BUSINESS STRATEGY-GREEN WORLD OPERATION

       Green World will continue to market the Talon Refrigerant Management Systems through a network of dealers and expand marketing in a direct to retail approach. The Company may divest itself of all or a portion of Green World as conditions warrant. Green World constitutes an insignificant portion of the Company's business.

PRODUCTION

      Westmark's 1995 closed loan production was $158 million. Of this, approximately $133 million was conforming conventional mortgage home loans (otherwise referred to as "A" product) and approximately $25 million in non-conforming mortgage home loans (otherwise referred to as "B/C" product). Westmark's 1994 production was $155 million all in conforming conventional mortgage home loans. Total loan dollar amount originated in 1995 reflected a 2% increase over 1994. However, the total number of loans originated increased 30% from 1,095 to 1,432 loans. The increase resulted primarily from B/C production. Of the total production, approximately 91% was originated from Florida and California. The 1995 average loan amount for conforming "A" production was $114,272 compared to $141,701 for 1994. The 1995 average loan amount for non-conforming "B/C" production was $92,551. Westmark expects these average 1995 amounts to be similar in 1996. In 1996, B/C Production totaled approximately $40 million and total production was $79 million.

      Management's strategy is to expand its geographical production to additional states, while intensifying sales efforts in its home state of Florida. Management's strategy is to expand both the "A" and "B/C" business in California, Florida, Georgia, Hawaii, Missouri, Oregon, Washington, and developing new markets by utilizing Westmark's inside sales representatives. Westmark has hired six (6) account executives in Florida and two (2) account executives in Georgia focusing on the "B/C" business. In addition, Westmark has hired a national sales manager. Westmark's goal is to build upon its existing sales force every sixty to ninety days with growth into the states where it is currently licensed or approved to conduct business.

"B/C" MORTGAGES

      In January 1995, the Company began marketing its non-conforming ("B/C") mortgage loan products. These mortgages are available for borrowers with credit histories that fall below the guidelines of conforming "A" mortgage loans. The Company believes that the "B/C" mortgage market is a growing segment of the mortgage industry for two reasons: (i) because of the weaker credit ratings, banks and savings and loans typically have not entered this arena; and (ii) the secondary market for securities and selling "B/C" mortgages has become more prevalent. As demand increases, Westmark believes it can take advantage of this opportunity. Typically, these loans generate a greater gain on sale compared to their conforming "A" loan counterparts. In 1995, "B/C" loans accounted for approximately 15% of the Company's production as compared to 1994 when the Company did not originate "B/C" loans. This percentage increased in 1996 and management expects the "B/C" loans to account for over 90% of the Company's 1997 production and revenue.

PIPELINE

      The loan pipeline ("Pipeline") is the volume of loans ("A" and "B/C") in the Company's system that have met all of the Company's preliminary qualification criteria and are consequently eligible for funding. These loans have been preapproved and are awaiting final review. Generally, between 60% to 65% of the loans in the Pipeline successfully pass the final review and are funded. The majority of loans that fund will do so within 60 days from entrance into the Pipeline. The Company had interest rate commitments on loans totaling $1.6 million and $2.5 million at December 31, 1995 and 1994, respectively, and $5.2 million at September 30, 1996. The total loan Pipeline at December 31, 1996 was $18,364,143 with in excess of 90% of the pipeline consisting of B/C loans.

      The loans generated by the Company can be sold on an individual loan basis
(flow) or sold in package form (bulk). A bulk package contains as little as $500,000 in mortgage loans up to an unlimited amount. The Company can form one package or several packages in any given month, depending on the best execution

(highest price). Loans sold on a flow (i.e., one at a time) can be sold rapidly and loans sold in bulk generally require more time to assemble, often 15 to 30 days from funding.

OPERATIONS

      Westmark's operations are centralized in the Delray Beach office. In January 1995, Westmark Mortgage had two operation centers located in Florida and California. In 1996, Westmark centralized its operations to Florida, creating more efficiency and lowering overhead. With this centralization, management initiated a new program to create greater profits from the sale of loans. Historically, closed loans have been sold one by one to institutional investors. Westmark began to participate in the "bulk sale" loan process whereby loans are packaged into a group and sold in one transaction. This results in expanded revenue opportunities over typical loan by loan sales and has created greater economies of scale in the operations delivery of closed loans.

MARKETING

      Traditionally, Westmark has marketed its products and services through field sales representatives ("account executives") who are responsible for building relations with brokers in a geographical region. A typical account executive visits prospective clients in a particular territory and reviews specific loans. If the loan can be funded or purchased by Westmark, the account executive obtains the mortgage documentation and provides this to the underwriters.

      In addition to field representatives, Westmark has an inside sales group. These employees usually cover less densely populated states and territories, utilizing telemarketing to prospect for Westmark business. If an opportunity exists, the broker will send the loan application into the operations division directly. Management believes this process is more cost effective for sparsely populated areas.

      Westmark also markets its products at national and regional industry trade shows, utilizing a sales booth and sending representatives to meet new and existing clients. This effort provides continued market recognition for the Westmark account executives and inside sales representatives, as well as the Company. Westmark obtains this information and inputs the data in its computers for marketing use. These new contacts are distributed to the appropriate sales representatives who make sales calls while at the same time the central marketing department sends out marketing literature by mail or facsimile to enhance market recognition of the Company and its products. This process assists the sales representatives in developing new prospects.

COMPETITION

      The Company competes against savings and loan associations, thrifts, commercial banks, consumer finance companies and other mortgage bankers in the origination of single-family, multi-family and condominium residential mortgage loans. Even though some of the competition is large and operates on a nationwide scope, management believes that no single firm controls more than 5% of this market. Furthermore, management believes that mortgage bankers, in general, control more than 55% of the national market. The Company competes on the basis of quality of services along with the relationships established by the sales and operations staff.

REGULATION

      The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company is subject to the rules and regulations of, and examinations by, HUD and state regulatory authorities with respect to originating, processing, underwriting and selling loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investments and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

      The exceptions are that the required corporate tax returns for 1994 and 1995 have not been filed nor have the state returns for which these federal documents must be attached. Further, the Company is in arrears on payment of fourth quarter employment related taxes of approximately $93,803.

      The Company has petitioned the Internal Revenue Service for a change is its tax year to a calendar year end to match its current year end for all other regulatory authorities for which periods certified audits have been prepared. The Company believes there is a reasonable chance for approval is in the first quarter of 1997 of this change.

      Except as set forth above, the Company believes that it is in compliance is in all material respects with applicable federal and state laws and regulations.

EMPLOYEES

      As of December 31, 1996, the Company employed 10 full-time administrative employees and 35 full-time production and operations employees. To date, the Company has been able to recruit and retain sufficient qualified personnel. None of the Company's employees are represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

      The Company maintains its executive offices and a production branch at 355 N.E. Fifth Avenue, Suite #4, Delray Beach, Florida 33483. Suite 4 is comprised of Units 2,3, and 4. This total space consists of 7,800 square feet and is leased through April 30, 1998 at an average monthly net rental of $2,300 per month over the term of the lease, which lease amount is considered consistent with the surrounding market rates. Suite 4 is in a building owned by a consultant and former officer and director of the Company. In 1994, the Company acquired from an unaffiliated third party ownership of Unit #7 (1,100 square feet) in the same complex which is occupied primarily by the loan production department. In 1995, Unit 5 was acquired by the Company from an unaffiliated third party for use by the operations staff, and the mortgage payment is $2,807 per month until maturity in 1998. The Company also operates a 1,500 square foot satellite office in California at a cost of $1,098 per month. The lease expires in March 1997. The Company rents 1,400 square feet in Valley Springs, California at a cost of $1,800 per month.

      The Company has also entered into an agreement to acquire Unit #1, approximately 1,200 square feet, which is located in the same complex for $150,000, which amount is believed to be consistent with the surrounding market rates. To date, the Company has not closed on that unit.

LEGAL PROCEEDINGS

      The Company is a defendant in ROBERT J. CONOVER VS. GREENTREE MORTGAGE CO., L.P. AND GREENTREE MANAGEMENT CORPORATION (COLLECTIVELY, "GREENTREE"), WESTMARK GROUP HOLDINGS, INC., WESTMARK MORTGAGE CORPORATION AND MICHAEL F. MORRELL, Superior Court of New Jersey, Chancery Division, Burlington County, filed September 25, 1995. The plaintiff served as president and chief financial officer of Greentree pursuant to an employment agreement between the plaintiff and Greentree. Plaintiff was discharged from those positions in September 1995. Plaintiff brought this action for compensatory damages based upon an alleged breach of such employment agreement. Plaintiff seeks, among other things, damages against Westmark and Mr. Morrell based upon an allegation of intentional interference with contractual obligations and a third party beneficiary claim with respect to the Company. Mr. Morrell is indemnified by the Company.

      On October 27, 1995, the plaintiff sought a temporary restraining order and preliminary injunction enjoining the Company from acquiring Greentree. Such request was denied as the Court found that, among other things, the applicable test requiring plaintiff to show a likelihood of success on the merits was not met. The Company has terminated negotiations with Greentree. Greentree has agreed to maintain a minimum net worth of $1,000,000. Management believes that this obligation does not transfer in any way to the Company in connection with its attempted purchase of certain assets of Greentree. Greentree disputes the allegations of the complaint. The Company believes that there is no legal justification for the joinder of the Company and Mr. Morrell as defendants in the pending dispute between the plaintiff and Greentree, and intends to vigorously defend this allegation.

      Extensive discovery has been undertaken by plaintiff and defendants and the Company anticipates filing a Motion for Summary Judgement within the near future. The Company does not anticipate any liability with respect to this litigation.

      In the matter of SAXON MORTGAGE V. WESTMARK, Saxon Mortgage obtained a judgment in the amount of $419,348, in connection with various repurchase obligations. An amount of $61,788 has been paid, and the remaining liability of $407,560 is accrued. The Company has reached a settlement which calls for monthly payments of $11,788 for 36 months.

      Counsel for the Company anticipates a further amendment to the stipulated judgement wherein all monthly payments are suspended in consideration for which the Company will secure the obligation to Saxon Mortgage with a portion of the real property acquired from PBF. The Company would remain obligated for the full payment of $407,560 on July 15,1998 and would be entitled to a full release and final settlement upon payment of the sum of $318,261 on .or before June 27,1997.

      The Company is a defendant in CONWAY ET AL V. DANNA, NETWORK FINANCIAL SERVICES, INC., ET AL. The suit alleges Unfair Practices; Fraud (Negligent Misrepresentations; Intentional Misrepresentations; Concealment); Breach of Written Contract; Breach of Implied Covenant of Good Faith and Fair Dealing; Common Count; and Breach of California Securities Statutes against Network Financial Services, Inc. (aka Westmark Group Holdings, Inc.) and others. The Company considers the risk of loss in this matter to be remote and, consequently, no amount has been accrued as of December 31, 1995.

      Plaintiffs were recently sanctioned by the Superior Court for failing to file appropriate pleadings and until such time as Plaintiff's Amended Complaint if filed, no discovery will be undertaken. The Company remains confident that there is only a remote possibility of liability.

      Plaintiffs were recently sanctioned by the Superior Court for failing to file appropriate pleadings and until such time as Plaintiff's Amended Complaint if filed, no discovery will be undertaken. The Company believes that there is only a remote possibility of liability.

      The Company is a plaintiff in NETWORK FINANCIAL SERVICES, INC. V. MCCURDY RAICHE, RYALS, NASH & MOSS LAND COMPANY, filed March 1993 in Monterey County, California Superior Court. The plaintiff alleges fraud, negligent misrepresentation, breach of fiduciary duty, negligence, quiet title, RICO violations and conversion. Defendant McCurdy initiated a cross-complaint naming, among others, the Company as a cross defendant. The cross-complaint seeks damages for breach of a stock option agreement, breach of contract, and declaratory relief. The Company has finalized a settlement with defendants Raiche and Ryals, wherein defendants Raiche and Ryals transferred 7,166 shares of the Company's Common Stock to the Company in addition to one-half (1/2) interest in certain property. The balance of the pending litigation involving defendant and cross-complaint McCurdy and others is unaffected by the Raiche/Ryals settlement. Management intends to vigorously defend this cross-complaint.

      A settlement has been negotiated wherein and whereby both the Complaint and Cross-Complaint will be dismissed and no monetary compensation paid by either party.

      The Company is a defendant in KNIGHT V. LOMAS MORTGAGE U.S.A. AND WESTMARK MORTGAGE CORPORATION. The complaint is based upon a contention by the Plaintiff that Lomas Mortgage U.S.A. as the servicing agent wrongfully impaired the credit rating of Plaintiff and breached the written agreement between the parties. A preliminary determination indicated that the basis for the dispute is between Lomas U.S.A. and the Plaintiff. But the Company has been named as a party defendant in view of the original contractual relationship between the Plaintiff and Westmark. The Company considers the risk of loss in this matter to be remote, and consequently, no amount has been accrued as of December, 1995.

      The Company and plaintiffs entered into an agreement wherein and whereby the subject litigation was dismissed without prejudice. The case was refiled in Orange County, California Superior Court on October 29, 1996. The Company does not anticipate any liability with respect to this litigation.

      The Company is a defendant in ORTEGA V. MICHAEL SANTA MARIA ET AL filed in Orange County Superior Court of the State of California. The complaint is based upon a contention by the Borrower Ortega that Santa Maria, individually and as a owner/manager/broker of Bann Cor Mortgage made false presentations of material fact to plaintiffs. The Company acquired this loan from Bann Cor and subsequently sold the loan to Imperial Credit Industries. A preliminary determination indicates that the basis for the dispute is between Santa Maria and Bann Cor. However, the Company has been named as a party defendant. Westmark generally and specifically denies each and every allegation contained in the complaint. The Company considers the risk of loss in this matter to minimal and fully intends to defend this action.

      The Company has recently filed a Demurrer to plaintiff's Complaint, which Demurrer was sustained on or about October 11, 1996.

      One of the Company's wholly owned subsidiaries, Green World has been named, together with other defendants, in SHAPE UP AMERICA V. PHILLIPPE ET AL., filed is in Alameda County, California Superior Court on August 19, 1996. The Complaint alleges breach of contract, conspiracy, fraud, and quantum meruit. The basic premise to plaintiff's Complaint is that plaintiff claims to be entitled to various forms of compensation based upon the sale of certain licensing, patent and marketing rights to the Talon Refrigerant Management System. It is anticipated that venue for this action will be transferred to Sacramento County and to date, no discovery has been undertaken. Based upon a preliminary review of relevant documentation, the Company does not anticipate any liability.

      From time to time the Company is a defendant (actual or threatened) in certain lawsuits encountered in the ordinary course of its business, the resolution of which, in the opinion of management, should not have a material adverse affect on the Company's financial position.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The executive officers and directors of the Company are as follows:

    NAME                      AGE     POSITION
    ----                      ---     --------
Mark Schaftlein                38    President and Chief Executive Officer of
                                     Westmark Mortgage, and Chief Operating
                                     Officer and Director of the Company

Norman J. Birmingham           41    Chief Financial Officer and Director of
                                     the Company

Todd Walker                    37    Secretary and Director of the Company

Louis Resweber                 35    Director of the Company

Payton Story, III              50    Senior Vice-President Director of Lending
                                     of Westmark Mortgage

      Mr. Schaftlein has served as president and chief executive officer of Westmark Mortgage since February 1996. Mr. Schaftlein has served as a director of the Company since January 1996. From February 1995 until February 1996, Mr. Schaftlein was director of the non-conforming division of Westmark Mortgage, managing the transition of Westmark Mortgage from a conforming to a non-conforming lender. Mr. Schaftlein established the bulk loan sales with Household Finance Corp. and The Money Store, which the Company presently utilizes. Prior thereto, Mr. Schaftlein was a senior vice president with National Lending Center, Inc., from September 1993 until February 1995. During this time, Mr. Schaftlein expanded operations into multiple states and assisted in their expansion of B/C lending. From January 1993 until September 1993, Mr. Schaftlein served as vice president of Fleet Finance and was responsible for developing a new wholesale division in the non-conforming (B/D) credit market. From 1984 to January 1993, Mr. Schaftlein served as vice president at Citicorp. In 1996, Mr. Schaftlein also served as president of the Gold Coast chapter of the Florida Association of Mortgage Brokers.

      Mr. Birmingham has served as a director since April 1996. Mr. Birmingham served as president from November 1995 to September 1996. Mr. Birmingham has served as chief financial officer since October 1996. Since July 1995, Mr. Birmingham has served as chief operating officer, president, and as a director of MIOA, whose securities are registered under Section 12 of the Exchange Act. Mr. Birmingham resigned as an officer of MIOA in June 1996 and as a director in August 1996. Mr. Birmingham has been engaged in an accounting and tax practice since 1986.

      Mr. Story has served as senior vice-president of Lending since May 1996. Formerly, Mr. Story was chief executive officer and president of West Coast Mortgage Services, Inc. from July 1985 to April 1996. Mr. Story was the marketing director of Beneficial Management Corporation in Peapock, New Jersey from January 1969 to July 1985. Additionally, Mr. Story has served as president of the Florida Association of Mortgage Brokers-Gulf Coast from 1984 to 1984. Currently, Mr. Story is a certified mortgage consultant of Florida and National Association of Mortgage Brokers.

      Mr. Walker has served as a director since January, 1996. In 1987, Mr. Walker founded, and presently serves as president of Southern Import Distributors, Inc. ("SIDI") On behalf of SIDI, Mr Walker co-founded Tampa Convention Hotel Associates, Inc., Divot Development Corporation, Herr Damm, Inc., and Mad Dogs & Englishmen. Prior to forming SIDI, Mr. Walker was a tax consultant with Arthur Anderson & Company for two years. Mr. Walker is a graduate of Tulane University (1981) and received his Masters of Business Administration degree (1985) and Juris Doctorate degree (1985) from the Tulane Graduate Business School and Tulane Law School, respectively.

      Mr. Resweber has served as a director since December 1996. Additionally, Mr. Resweber serves as president and chief executive officer of Network Acquisition Corporation and as executive vice president and senior advisor to the Board of Network Long Distance, Inc. Formerly, Mr. Resweber served as senior vice president, Equity Markets for United Companies Financial Corp. Mr. Resweber has over 15 years' experience in finance, M&A, capital markets, strategic planning and investor relations as part of the management teams of a number of publicly traded companies.

      Directors serve until the expiration of their term at the annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to employment agreements. Effective February 1996, each non- employee director is entitled to receive $500 per month, and all directors are entitled to reimbursement of out-of-pocket expenses to attend Board meetings and 15,000 option upon becoming director and 12,000 options on the first day of each new year provided for in the 1994 Employee Stock Option Plan.

BOARD COMMITTEES

      The Board of Directors has appointed a compensation committee and an audit committee. The members of the compensation committee are Messrs. Schaftlein and Walker. The compensation committee reviews and recommends to the Board of Directors all forms of remuneration for directors and management of the Company and has the authority to administer the Company's 1994 stock option plan. The members of the audit committee are Messrs. Birmingham, Story and Walker. The audit committee reviews and reports to the Board on the financial results of the Company's operations and the results of the audit services provided by the Company's independent accountants, including the fees and costs for such services.

EXECUTIVE COMPENSATION

      Mark Schaftlein served as the chief operating officer of the Company since September 11, 1996. Norman J. Birmingham served as chief executive officer of the Company from January 1, 1996 through September 10, 1996. The following table sets forth the information with respect to the chief executive officers during fiscal 1996. No other executive officer of the Company received total annual salary and bonus for the 1996 fiscal year in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                       ANNUAL COMPENSATION                     COMPENSATION
                                   ---------------------------   ------------------------------------
NAME AND PRINCIPAL      FISCAL                    OTHER ANNUAL     STOCK   OPTIONS AND    ALL OTHER
    POSITION             YEAR          SALARY     COMPENSATION   ISSUANCES   WARRANTS    COMPENSATION
------------------      ------     -------------  ------------   --------- -----------   ------------
Mark Schaftlein,         1996     $   143,353.00(1)  $3,353           --       91,500         --
Chief Executive          1995     $   100,685.15       --             --         --           --
Officer                  1994            --            --             --         --           --

Norman J. Birmingham     1996     $    87,500.00       --             --       90,000         --
Chief Financial          1995               -0-        --             --         --           --
Officer                  1994            --            --             --         --           --

--------------------
(1)  Includes $3,353 in other annual compensation comprised of a car allowance.

EMPLOYMENT AGREEMENTS

      In April 1996, Messrs. Birmingham and Schaftlein entered into three-year employment agreements with the Company which provide for an annual base salary of $87,500 and $140,000, respectively. Additionally, Messrs. Birmingham and Schaftlein were issued warrants to purchase 90,000 shares, 45,000 of which are currently exercisable over a five year term at $2.25 per share, and 45,000 of which vest in full if the Company's net income in 1996, 1997 or 1998 is $480,000 (and vest on a pro-rata basis if a lesser amount of net income is earned in those periods), exercisable during a five year term from the date of vesting in full. In the event an employment agreement is terminated other than for "just cause," such terminated employee would be entitled to receive one-year's salary. Additionally, Messrs. Birmingham and Schaftlein have deferred $18,227 and $45,416, respectively, of their 1995 and 1996 salaries.

STOCK OPTIONS AND WARRANTS

          The following table provides information on options granted under the Company's 1994 Stock Option Plan in fiscal 1996 and warrants granted in fiscal 1996 to Messrs. Schaftlein and Birmingham:

                               INDIVIDUAL GRANTS

                                          Percent of
                                             Total
                                        Options/Warrants  Exercise or
                      Shares Underlying   Granted to      Base Price
                      Options/Warrants   Employees in        Per      Expiration
Name                       Granted        Fiscal Year       Share        Date
----                  ----------------- ---------------- -----------  ----------
Mark Schaftlein             1,500           .008%           $2.00        3/05
                           90,000(1)          49%           $2.25        4/01

Norman J. Birmingham       90,000(1)          49%           $2.25        4/01
---------------
(1)For terms of these warrants, see "--Employment Agreements" above.

      Additionally, as of September 30, 1996, non-executive officers held options to purchase an aggregate of 218,483 shares of Common Stock at exercise prices ranging from $2 to $45 per share. See "--Employment Agreements" for a discussion of warrants issued to current executive officers in April 1996.

      The Company has not established, nor does it provide for, long-term incentive plans or defined benefit or actuarial plans. The Company does not grant any stock appreciation rights.

CERTAIN TRANSACTIONS

         Effective November 1995, MIOA purchased 1,298,388 shares of Common Stock for a purchase price of $3,210,000, comprised of $1,210,000 cash and cash equivalents, and the issuance of 200,000 shares of MIOA series B convertible preferred stock with a stated value of $10 per share. The stock purchase agreement provides that MIOA ownership position, equal to 49% of the shares of Company Common Stock actually outstanding, shall not be diluted below 49%, with additional shares to be issued to MIOA to maintain such ownership position. In May 1996, the Company issued MIOA 368,896 shares of Common Stock in order to maintain such percentage ownership. As additional shares of Common Stock are issued by the Company, out of the new issuances or on exercise of outstanding warrants and options and conversion of outstanding Preferred Stock, additional adjustments will be made resulting in additional shares issued to MIOA in order to maintain such 49% ownership interest. Subsequent to the November 1995 purchase agreement, MIOA has loaned the Company an aggregate of $2,293,000 pursuant to one-year notes, bearing interest at the rate of 10% per annum. Effective March 1996, MIOA converted $700,000 of this indebtedness into 200,000 shares of series C preferred stock with a stated value of $3.50 per share. In January 1997, the Company and MIOA entered into an agreement whereby the Company agreed to pay MIOA $3,953,000 in exchange for the return of Company capital stock held by MIOA, the relinquishment of anti-dilution protection, and the agreement to reissue an aggregate of 400,000 shares of Company Common Stock to MIOA in conjunction with certain of the cash payments. For a more complete description of the agreement, see "The Company -- Recent Developments."

      The then officers of the Company, Messrs. Morrell and Gardener and Linda Moore resigned as officers and Mr. Morrell resigned as a director in November 1995. Mr. Morrell was issued a MIOA note in the principal amount of $415,000, bearing interest at a rate of 12% per annum, to repay a $415,000 advance previously made to the Company. Currently, approximately $200,000 is the remaining balance. Mr. Morrell has the right to convert all or a portion of this loan into shares of Common Stock at a rate equal to 50% of the closing bid price on the day preceding such conversion. The Company also agreed to pay Mr. Morrell accrued salary of $229,000 by issuance of a promissory note is in such amount, bearing interest at the rate of 12% per annum, which amount can be converted into shares of Common Stock at the rate of 50% of the closing bid price on the day preceding such conversion. The conversion is being registered under the Act hereby. For a three year period, the Company agreed to pay Mr. Morrell a consulting fee of $7,500 per month, plus certain perquisites. The Company leases certain of its facilities from Mr. Morrell at rates it believes reflect fair market value. See "Business - Facilities." Mr. Gardner was issued 25,000 shares of Common Stock (the resale of which is being registered under the Act hereby) and severance compensation in the amount of $54,000. Ms. Moore was issued a MIOA note in the principal amount of $60,000 to repay a $60,000 advance previously made to the Company and was paid in full in 1996. The Company agreed to pay Ms. Moore accrued salary of $80,000 by issuance of a promissory note, in such, an amount, bearing interest at the rate of 12% per annum, which amount can be converted into shares of Common Stock at the rate of 50% of the closing bid price on the day preceding such conversion. This conversion is being registered under the Act hereby. For an 18 month period, the Company agreed to pay Ms. Moore a consulting fee of $4,000 per month.

      GTB Company is controlled by Bradley Ray and the principal stockholder is Charles Chillingworth. For a description of the transactions involving GTB Company and the Company, see "The Company -- Recent Developments." PBF is controlled by Bradley Ray and Charles Chillingworth. For a description of the transactions involving PBF and the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investment in Real Estate and Preferred Stock." In September 1996, Mr. Chillingworth was issued 36,551 unrestricted shares of Common Stock, registered pursuant to a registration statement on form S-8, for services rendered. In January 1997, Mr. Chillingworth was issued 21,000 shares of common stock for services rendered, and warrents to purchase 73,102 shares of Common Stock the resale of which is being registered hereby. In June 1996, Mr. Ray was issued 150,000 unrestricted shares of Common Stock, registered pursuant to a registration statement on form S-8, for services rendered. Furthermore, an affiliate of Mr. Chillingworth loaned the Company $150,000 pursuant to notes that mature in June 1997, bear interest at the rate of 10% per annum and are convertible at a conversion price of $.69 per share. Mr. Ray loaned the Company $61,251.36 in July 1996, which note matures in July 1997, bears interest at the rate of 10% per annum payable quarterly, and is non-convertible.

      Alan Adelson, a principal stockholder of the Company, made the following loans to the Company: (i) On October 1, 1996, Mr. Adelson loaned the Company $7,000 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after October 1, 1996 for 85% of the closing bid price on October 1,1996 which is calculated to be $.6035. In connection with the convertible note, Mr Adelson received two warrants to purchase 7,000 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (ii) On October 3, 1996, Mr. Adelson loaned the Company $6,600 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after October 3, 1996 for 85% of the closing bid price on October 3, 1996 which is calculated to be $.5015. In connection with the convertible note, Mr Adelson received two warrants to purchase 6,600 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (iii) On October 31, 1996, Mr. Adelson loaned the Company $4,500 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after October 31, 1996 for 85% of the closing bid price on October 31, 1996 which is calculated to be $.48. In connection with the convertible note, Mr Adelson received two warrants to purchase 4,500 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (iv) On November 15, 1996, Mr. Adelson loaned the Company $9,500 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after November 15, 1996 for 85% of the closing bid price on November 15,1996 which is calculated to be $.4760. In connection with the convertible note, Mr Adelson received two warrants to purchase 9,500 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (v) On December 3, 1996, Mr. Adelson loaned the Company $7,000 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after December 3, 1996 for 85% of the closing bid price on December 3,1996 which is calculated to be $.4250. In connection with the convertible note, Mr Adelson received two warrants to purchase 7,000 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (vi) On December 13, 1996, Mr. Adelson loaned the Company $7,000 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after December 13, 1996 for 85% of the closing bid price on December 13,1996 which is calculated to be $.6120. In connection with the convertible note, Mr Adelson received two warrants to purchase 7,000 shares of common stock each at an exercise price concurrent with the conversion price of the note which expire December 31, 1997. (vii) On January 9, 1997, Mr. Adelson loaned the Company $40,000 in the form of a thirty day convertible note. The note is renewable at the option of the Company for additional thirty day periods, and is convertible at any time after January 9, 1997 for 85% of the closing bid price on January 9,1997 which is calculated to be $.68. In addition, in September 1996, Mr. Adelson was issued 360,000 unrestricted shares of common stock registered pursuant to a registration statement on form S-8.

      In August 1996, I.W. Miller, a principal stockholder of the Company, was issued the following for services rendered: (i)150,000 unrestricted shares of common stock registered pursuant to a registration statement on form S-8, and
(ii) a warrant to purchase 100,000 shares of common stock at an exercise price of $.86 per share which expires December 31, 1997. In addition, in January 1997,
I. W. Miller was issued 250,000 shares of common stock for services rendered and to be rendered, the resale of which is being registered hereby. For a description of transactions between the Company and Drew Hollenbeck, see "Description of Capital Stock -- Preferred Stock."

LIMITATION ON DIRECTORS' LIABILITY

      The Company's Certificate of Incorporation eliminates, subject to certain exceptions, the personal liability of directors of the Company or its stockholders for monetary damages for breaches of fiduciary duty of such directors. The Certificate of Incorporation does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which such director derives an improper personal benefit. This provision of the Certificate of Incorporation will limit the remedies available to the stockholder who is dissatisfied with a decision of the Board of Directors protected by this provision; such stockholder's only remedy may be to bring a suit to prevent the action of the Board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to Board action in respect of such transaction or event. In these cases, the stockholders and the Company could be injured by a Board's decision and have no effective remedy.

DELAWARE ANTI-TAKEOVER LAW

      The Company is not subject to Section 203 of The Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combinations with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) before such date the Board of Directors of the Company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares that are owned, (iii) by persons who are directors and also officers and (iv) by employee stock plans in which employee participants do not have a right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (v) on or after such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines "combination" to include (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, transfer pledge or other disposition involving the interested stockholder of 10% or more of assets of the Company, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, (iv) any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances guarantees, pledges or other financial benefits provided by or through the Company. Is in general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such an entity or person. Accordingly, transactions with MIOA will not be subject to
Section 203.

                            PRINCIPAL STOCKHOLDERS

      The following table presents certain information regarding the beneficial ownership of all shares of Common Stock at January 10, 1997 by (i) each person who owns beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer and
(iv) all directors and officers as a group.

                                                       PERCENT OF VOTING POWER
                                                      -------------------------
                                                       BEFORE         AFTER
 NAME AND ADDRESS(1)        SHARES OF COMMON STOCK    OFFERING      OFFERING(2)
 -------------------        ----------------------    --------      -----------
GTB Company                       2,888,889(3)          37.4%          21.2%
Drew Hollenbeck                     625,038(4)            12%           5.5%
Medical Industries of               400,000              8.2%           3.7%
  America, Inc.
Alan Adelson                        393,222(5)           6.2%           2.8%
I. W.  Miller                       350,000(6)           7.0%           3.2%
Louis Resweber                      250,000(7)           4.9%           2.2%
Mark Schaftlein                      49,667(8)             1%            *
Norman Birmingham                    46,000(9)            *              *
Todd Walker                             --                --             --
All officers and
directors as a
group (five persons)               345,66710             6.6%           3.1%
------------

*     Less than one percent.

(1) The address for the above referenced stockholders is 355 N.E. Fifth Avenue, Delray Beach, FL 334831, except for Medical Industries of America, Inc., which is 1903 S. Congress Avenue, #400, Boynton Beach, FL 33426.

(2) Assumes the issuance of 1,671,993 shares upon exercise of all Warrants, conversion of all shares of Preferred Stock, and conversion of Convertible Debt.

(3)   Includes 130,000 Series E Preferred Shares with a conversion price of
      $.45.

(4) In March 1996, Mr. Hollenbeck agreed with the Company to provide for the redemption of his 290,000 shares of Common Stock based on the then market price in exchange for, among other considerations, a two-year consulting agreement providing for the payment of $75,000 in the first year and $90,000 in the second year, $400,000 cash, and the issuance of 100,000 shares of Series A Preferred Stock in April 1996. See "Description of Capital Stock Preferred Stock." Includes 100,000 shares of Series A Preferred Stock convertible into 588,000 shares of Common Stock.

(5) Includes loans in the amount of $81,600 convertible into 138,656 shares of Common Stock, and currently exercisable warrants to purchase 83,200 shares of Common Stock.

(6) Includes a warrant currently exercisable to purchase 100,000 shares of Common Stock.

(7)   Includes a warrant to purchase 250,000 shares of Common Stock.

(8) Includes an option and warrant currently exercisable to purchase an aggregate of 46,500 shares of Common Stock.

(9) Includes an option presently exercisable to purchase 45,000 shares of Common Stock.

(10) Includes options and warrants to purchase an aggregate of 342,500 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

       Under the Company's Certificate of Incorporation, the authorized capital stock of the Company consists of 60 million shares, of which 50 million shares are Common Stock and 10 million shares are preferred stock. As of the date of this Prospectus, the Company had outstanding 4,802,366 shares of Common Stock and 118,750 shares of Series A Preferred Stock, 300,000 shares of Series B Preferred Stock, 200,000 shares of Series C Preferred Stock, 50,000 shares of Series D Preferred Stock held of record by 59 persons, and 130,000 shares of Series E Preferred Stock. The Company has reserved 218,483 shares for issuance upon exercise of outstanding Options, 1,671,993 shares for issuance upon exercise of Warrants, 2,464,994 shares for issuance upon conversion of the Preferred Stock, and 639,937 upon conversion of the Convertible Debt.

       The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

       The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Certificate, including provisions governing any preferred stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

       Subject to the rights of any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

       The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the preferred stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. The Company has no present plans to issue any additional shares of preferred stock.

      SERIES A PREFERRED STOCK. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 200,000 shares of series A cumulative preferred stock ("Series A Preferred Stock"). In April 1996, an aggregate of 100,000 shares of Series A Preferred Stock were issued with an aggregate stated value of $400,000 to Mr. Hollenbeck and an aggregate of 18,750 shares of Series A Preferred Stock were issued to an unaffiliated third party. The Series A Preferred Stock has a liquidation preference of $4 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $4 per share, plus accrued unpaid dividends to the date of redemption, after October 1, 1996 the holder can force redemption by the Company upon the same redemption terms that the Company possesses, and does not have any voting rights. The shares of Series A Preferred Stock are convertible into shares of Common Stock at the lessor or (i) $1.50 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment).

       SERIES B PREFERRED STOCK. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 300,000 shares of series B cumulative preferred stock ("Series B Preferred Stock"). In April 1996, an aggregate of 300,000 shares of Series B Preferred Stock were issued with an aggregate stated value of $600,000. The Series B Preferred Stock has a liquidation preference of $2 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $2 per share, plus accrued unpaid dividends to the date of redemption, and does not have any voting rights. The shares of Series B Preferred Stock are convertible by the holders in shares of Common Stock at the lesser of (i) $2.00 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment). The shares of Series B Preferred Stock automatically convert, at the above referenced conversion rate, into shares of Common Stock in April 1998.

       SERIES C PREFERRED STOCK. In March 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 500,000 shares of series C cumulative preferred stock ("Series C Preferred Stock"). Effective March 1996, an aggregate of 200,000 shares of Series C Preferred Stock were issued with an aggregate stated value of $700,000. Upon the closing of the WestmarkMedical Industries Agreement, the 200,000 shares of Series C Preferred Stock will be redeemed by the Company and, for purposes of this Prospectus, are not deemed outstanding.

       SERIES D PREFERRED STOCK. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series D convertible preferred stock ("Series D Preferred Stock"). In August 1996, an aggregate of 200,000 shares of Series D Preferred Stock were issued with an aggregate stated value of $1,000,000. The Series D Preferred Stock pays interest quarterly at 10% per annum. The Series D Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series D Preferred Stock are convertible by the holders in shares of Common Stock at 100% of the closing bid price on the day of conversion.

       SERIES E PREFERRED STOCK. In July 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 130,000 shares of series E convertible preferred stock ("Series E Preferred Stock"). In July 1996, an aggregate of 130,00 shares of Series E Preferred Stock were issued with an aggregate stated value of $1,300,000. The 130,000 shares of Series E Preferred Stock will be converted by the holder at the price of $.45 per share, for the issuance of 2,888,889 shares of Common Stock upon the closing of the Westmark-GTB Agreement, and for purposes of this Prospectus are not deemed outstanding.

       SERIES F PREFERRED STOCK. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series F convertible preferred stock ("Series F Preferred Stock"). The Series F Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series F Preferred Stock are convertible by the holders in shares of Common Stock at the greater of (i) $1.00 or (ii) the average closing bid price for the five days prior to conversion (subject to adjustment).

WARRANTS

       As discussed is in "Management--Employment Agreements," warrants were issued to Messrs. Birmingham and Schaftlein providing for the issuance of up to 180,000 shares of Common Stock. Additionally, there are warrants outstanding authorizing the holders to purchase an aggregate of 1,671,993 shares of Common Stock, currently exercisable and expiring between one and eight years from the date of this Prospectus at exercise prices between $.4760 and $9.00.


CONVERTIBLE DEBT

       In 1996, Mr. Adelson loaned the Company an aggregate of $81,600 pursuant to convertible notes which are discussed in "Management-Certain Transactions."

       In 1996, an affiliate of Mr. Chillingworth loaned the Company an aggregate of $138,715 pursuant to convertible notes which are discussed in "Management-Certain Transactions"

       In 1996, Eugene Snowden loaned the Company an aggregate of $92,000 pursuant to thirty day renewable notes, which are presently convertible at a conversion price of $.45.

       In 1996, Ronald Snowden loaned the Company an aggregate of $13,750 pursuant to thirty day renewable notes, which are presently convertible at a conversion price of $.45.

       In 1996, Jim Hull loaned the Company $52,850 pursuant to a thirty day renewable convertible note with a conversion price of $.81.

TRANSFER AGENT

       The Company's transfer agent for the Common Stock is Corporate Stock Transfer, Inc., Republic Plaza, 370 17th Street, Suite 2340, Denver, Colorado 80202.

                 PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

       The resale of shares by the Selling Stockholders, of which 2,107,008 are currently issued and outstanding and 4,776,924 will be issued upon (i) exercise of Warrants to purchase 1,671,993 shares, (ii) conversion of Preferred Stock to purchase 2,464,994 shares, and (iii) the conversion of Convertible Debt to purchase 639,937 shares, all of which are subject to adjustment.

       This table sets forth information with respect to the resale of Common Stock by the Selling Stockholders, including the resale of shares of Common Stock issued upon exercise of outstanding Warrants upon conversion of the outstanding Preferred Stock, and upon the conversion of Convertible Debt. The Company will not receive any proceeds from the resale of Common Stock by the Selling Stockholders for shares currently outstanding or upon conversion of Preferred Stock or conversion of Convertible Debt; however, the Company will receive the exercise price per share upon issuance of shares underlying the Warrants.

                 RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                     FOR SHARES CURRENTLY OUTSTANDING ("S"),
              SHARES TO BE ISSUED UPON EXERCISE OF WARRANTS ("W"),
               OPTIONS ("O"), CONVERSION OF PREFERRED STOCK ("P")
                           AND CONVERTIBLE DEBT ("D")

                                            SHARES             AMOUNT          SHARES
                                         BENEFICIALLY          OFFERED       BENEFICIALLY
                                            OWNED           (ASSUMING ALL       OWNED
                                            BEFORE        SHARES IMMEDIATELY    AFTER
STOCKHOLDER                                 RESALE              SOLD)           RESALE     PERCENTAGE
-----------                              ------------     ------------------   ---------   ----------
Albert F. Abree, III and A. Ruth Murray       1,235           1,235   P(1)        0             0.0
D. Blair Adams                                3,713           3,713   S           0             0.0
Alan Adelson                                    945             945   S           0             0.0
                                              1,223           1,223   S           0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                              6,600           6,600   W(2)        0             0.0
                                              6,600           6,600   W(2)        0             0.0
                                              4,500           4,500   W(2)        0             0.0
                                              4,500           4,500   W(2)        0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                              9,500           9,500   W(2)        0             0.0
                                              9,500           9,500   W(2)        0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                              7,000           7,000   W(2)        0             0.0
                                             11,599          11,599   D(3)        0             0.0
                                             13,161          13,161   D(4)        0             0.0
                                              9,375           9,375   D(5)        0             0.0
                                             19,958          19,958   D(6)        0             0.0
                                              7,059           7,059   D(7)        0             0.0
                                              7,240           7,240   D(8)        0             0.0
                                             11,438          11,438   D(9)        0             0.0
                                             58,824          58.824   D(10)       0             0.0
Affiliated Services, Inc.                   104,000         104,000   S           0             0.0
Sharon Aitken                                 1,000           1,000   S           0             0.0
Amber Capital Corporation                    51,741          51,741   S           0             0.0
Anacapa Venture Partners                    123,445         123,445   P(11)       0             0.0
Richard Anderson                              1,191           1,191   S           0             0.0
                                                596             596   S           0             0.0
                                                596             596   S           0             0.0

Aqumulate, Ltd.                                 327             327   S           0             0.0
                                                340             340   S           0             0.0
                                              2,500           2,500   S           0             0.0
Mark Atherstone                               2,469           2,469   P(1)        0             0.0
Atlantic Bottled Gas                          2,075           2,075   S           0             0.0
John and Pierina Bailo                          494             494   P(1)        0             0.0
Tom Baldwin                                     596             596   S           0             0.0
Vincent Barras                                1,334           1,334   S           0             0.0

                                                   35

T. Byron and Dene Bates                       1,235           1,235   P(1)        0             0.0
Kimberly L. Beller                            8,642           8,642   P(1)        0             0.0
Norman J. Birmingham(*)                      45,000          45,000   W(12)       0             0.0
                                             45,000          45,000   W(13)       0             0.0
David Blackman                                  334             334   S           0             0.0
John Blausey                                  1,667           1,667   S           0             0.0
                                              6,667           6,667   S           0             0.0
                                              1,334           1,334   S           0             0.0
                                             20,000          20,000   S           0             0.0
                                             20,000          20,000   W(14)       0             0.0
Martha Borman                                   370             370   P(1)        0             0.0
Kathy J. Bosch, D.C.                         18,519          18,519   P(1)        0             0.0
Thomas Burd                                     667             667   S           0             0.0
R. Bushey                                     2,000           2,000   S           0             0.0
Virginia C. Butler                            2,000           2,000   S           0             0.0
                                              1,000           1,000   S           0             0.0
Capitol Ventures International               33,334          33,334   S           0             0.0
Caribou Bridge Fund                          61,723          61,723   P(11)       0             0.0
Robert and Teresa Caffey                        247             247   P(1)        0             0.0
Jeannie Caron                                   926             926   S           0             0.0
Darren Cassey                                 1,067           1,067   S           0             0.0
Jill Cather                                     821             821   P(1)        0             0.0
Tracey Cather                                   160             160   P(1)        0             0.0
Valerie Cawley                                  336             336   S           0             0.0
Elisa R. Ceron                                1,148           1,148   P(1)        0             0.0
Jaime C. Ceron                                1,235           1,235   P(1)        0             0.0
Jaime Ruiz Ceron                                821             821   P(1)        0             0.0
Ted and Judy Childers                       148,148         148,148   P(1)        0             0.0
Charles Chillingworth                        36,551          36,551   W(15)       0             0.0
                                             36,551          36,551   W(15)       0             0.0
Harry Coolidge                                2,218           2,218   S           0             0.0
                                              3,704           3,704   S           0             0.0
                                             21,350          21,350   S           0             0.0
John S. Copeland                                334             334   S           0             0.0
Corbin Trust                                  1,067           1,067   S           0             0.0
F. Barbara Covington                            374             374   S           0             0.0
Griffin Dickerman                             1,700           1,700   S           0             0.0
Ilaine Dickerman                              1,000           1,000   S           0             0.0
John J. Dickerman                             1,834           1,834   S           0             0.0
                                              2,000           2,000   S           0             0.0
Mario DiFilippo                               3,852           3,852   S           0             0.0
                                              2,000           2,000   S           0             0.0
Louis DiFilippo                               1,852           1,852   S           0             0.0

Richard Dillion                               1,800           1,800   S           0             0.0
                                                581             581   S           0             0.0
                                              1,784           1,784   S           0             0.0
Joseph Divilio                                  536             536   S           0             0.0
Dawn Drella                                  10,000          10,000   S           0             0.0
Karen Dunlap                                  1,642           1,642   P(1)        0             0.0
E.C.S. International, Inc.                    7,151           7,151   P(1)        0             0.0
Kelly Eilifritz                               1,969           1,969   P(1)        0             0.0

                                                    36

Ray Eilifritz                                   160             160   P(1)        0             0.0
Chuck Everill                                88,175          88,175   P(11)       0             0.0
Kathryn Fabian                                1,000           1,000   S           0             0.0
Bevan Farber                                  2,000           2,000   S           0             0.0
Craig Faria                                     821             821   P(1)        0             0.0
M.S. Farrell                                  1,630           1,630   S           0             0.0
                                              1,261           1,261   S           0             0.0
                                             33,333          33,333   W(16)       0             0.0
William Field                                 1,191           1,191   S           0             0.0
                                                667             667   S           0             0.0
                                                334             334   S           0             0.0
Charles G. Fink                               3,334           3,334   S           0             0.0
Thomas and Marisa Flint                       2,593           2,593   S           0             0.0
Donald and Nancie Fox                        21,234          21,234   P(1)        0             0.0
Ellen Friedman                                  596             596   S           0             0.0
G4, Inc.                                      1,457           1,457   S           0             0.0
Albert Gardner                                3,025           3,025   S           0             0.0
David Gardner                                 1,167           1,167   S           0             0.0
Generation Capital Associates               273,343         273,343   P(11)       0             0.0
Tarek Ghalwash                                  741             741   S           0             0.0
Joseph Giglio                                 1,191           1,191   S           0             0.0
Barry Goodin                                    871             871   S           0             0.0
George Grahn                                  1,235           1,235   P(1)        0             0.0
Greentree Mortgage                          150,000         150,000   W(17)       0             0.0
GS Seagrass                                     167             167   S           0             0.0
GTB Company                                 400,000       2,888,889   P(18)       0             0.0
Gerard and Harriet Guitard                    1,000           1,000   S           0             0.0
Lonnie F. Hall                                  167             167   S           0             0.0
James Hamlet                                    712             712   S           0             0.0
Charles Hanney                                  667             667   S           0             0.0
Bradley Hanson                                1,334           1,334   S           0             0.0
                                              1,134           1,134   S           0             0.0
Boyd Harden                                 123,457         123,457   S           0             0.0
Gail Harden                                  24,691          24,691   S           0             0.0
Graham Harden                                18,518          18,518   S           0             0.0
Holmes Harden, Jr.                           18,518          18,518   S           0             0.0
Robert Harding                                4,938           4,938   P(1)        0             0.0
Martin Heilbraun                              2,000           2,000   S           0             0.0
Steve Hembree                                 8,228           8,228   P(1)        0             0.0
Darol M. Hoffman                              7,223           7,223   S           0             0.0
Richard Hofmann                                 667             667   S           0             0.0
Drew Hollenbeck                             588,000         588,000   P(19)       0             0.0
Sheldon Honig                                 1,000           1,000   S           0             0.0
                                              1,852           1,852   S           0             0.0
Abe Huberman                                    584             584   S           0             0.0
James S. Hull                               110,250         110,250   P(19)       0             0.0
                                             56,247          65,247   D(20)       0             0.0
James S. Hull, Trustee                        2,000           2,000   S           0             0.0
Nuge Johnson                                  1,191           1,191   S           0             0.0
Michael Johnstone                             2,593           2,593   P(1)        0             0.0
Ajit Kahaduwe                                   596             596   S           0             0.0
Richard Klass                                   945             945   S           0             0.0

                                                    37

                                              1,223           1,223   S           0             0.0
Jakob Krommenhock                             1,067           1,067   S           0             0.0
Donald E. and Nancy A. Kuellpier              3,704           3,704   P(1)        0             0.0
Kevin Lam                                    53,750          53,750   S           0             0.0
David and Lori Lawrence                       2,469           2,469   P(1)        0             0.0
Lebanon Valley Auto Racing                   44,088          44,088   P(11)       0             0.0
   Corporation
Malcolm Lee                                   3,704           3,704   S           0             0.0
Kent and Julie Leigh                          3,290           3,290   P(1)        0             0.0
J. Lamar Lessor                               1,068           1,068   S           0             0.0
Mary C. Lessor                                1,067           1,067   S           0             0.0
Anna Liselli                                    334             334   S           0             0.0
Sam Lockwood                                    596             596   S           0             0.0
Robert and Donna Lopez                        2,469           2,469   P(1)        0             0.0
Harold Lowell                                   834             834   S           0             0.0
Thomas E. Lynch                               1,387           1,387   S           0             0.0
Magnum Financial Corporation                 31,482          31,482   S           0             0.0
Shirley Mann                                  1,191           1,191   S           0             0.0
Marklewitz Family Trust                      12,345          12,345   P(1)        0             0.0
Lorrie McClintock                             3,334           3,334   S           0             0.0
John McDaniel                                 2,469           2,469   P(1)        0             0.0
Ron McTighe                                     741             741   S           0             0.0
David Mihlroth                                  741             741   S           0             0.0
Christopher Miller                            2,000           2,000   S           0             0.0
I.W. Miller                                 100,000         100,000   W(21)       0             0.0
                                            250,000         250,000   S           0             0.0
Danny Mills Profit Sharing                    1,067           1,067   S           0             0.0
James Mitchell                                  186             186   S           0             0.0
Kristen and Michael Mitchell                    654             654   P(1)        0             0.0
Richard Molinsky                              1,786           1,786   S           0             0.0
                                              1,191           1,191   S           0             0.0
Linda Moore                                   4,815           4,815   S           0             0.0
Ahmad Moradi                                  2,223           2,223   S           0             0.0
Harold and Dolores Morrell                    2,000           2,000   S           0             0.0
Michael Morrell                              16,204          16,204   S           0             0.0
Patrick Morton                              176,350         176,350   P(11)       0             0.0
Timothy J. Murphy Charitable Unitrust        31,000          31,000   S           0             0.0
John Murtha                                   2,000           2,000   S           0             0.0
John and Ann Murtha                           2,000           2,000   S           0             0.0
Edward and Terri Myers                          712             712   S           0             0.0
Sharon M. Myers                                 186             186   S           0             0.0
Shea Harden Naporano                         18,518          18,518   S           0             0.0
James Noonan                                 17,635          17,635   P(11)       0             0.0
Gerald R. Novich                             88,183          88,183   P(11)       0             0.0
Theodore J. Orlando                           2,667           2,667   S           0             0.0
Renee Ortega                                    160             160   P(1)        0             0.0
George Paez                                   1,191           1,191   S           0             0.0
                                              2,917           2,917   S           0             0.0
William and Kathleen Papola                   1,067           1,067   S           0             0.0
Richard Paull                                   167             167   S           0             0.0
Petros Petrides                                 838             838   S           0             0.0

                                                    38

Chris Phelan                                  2,500           2,500   S           0             0.0
Michael S. Pomerantz                          2,000           2,000   S           0             0.0
Piere Pype                                    2,977           2,977   S           0             0.0
Pyramid Holdings, Inc.                       37,037          37,037   S           0             0.0
Ted Ralston                                   7,408           7,408   S           0             0.0
Jackie Rankin                                   334             334   S           0             0.0
Red River Cattle Company                    201,036         201,036   W(22)       0             0.0
                                            201,036         201,036   W(22)       0             0.0
                                            201,036         201,036   D(23)       0             0.0
Louis Resewber                               50,000          50,000   W(24)       0             0.0
                                            200,000         200,000   W(24)       0             0.0
David Rittmueller                               596             596   S           0             0.0
Donald and Joan Rose                          1,556           1,556   S           0             0.0
Edward and Martina Russell                      712             712   S           0             0.0
Dr. Frank W. Sannella                        24,691          24,691   P(1)        0             0.0
Thomas Sauthoff                               1,000           1,000   S           0             0.0
James E. and Elaine F. Savage                 1,235           1,235   P(1)        0             0.0
Mark Schaftlein (*)                             667             667   S           0             0.0
                                             45,000          45,000   W(12)       0             0.0
                                             45,000          45,000   W(13)       0             0.0
William Schneider                             1,191           1,191   S           0             0.0
Christine and Richard Schreier                  593             593   S           0             0.0
Marcelo Scigiliano                              149             149   S           0             0.0
James Scordo                                  4,167           4,167   S           0             0.0
Michael Sherry                               16,000          16,000   S           0             0.0
Frank and Barbara Sirico                      5,556           5,556   S           0             0.0
Lawrence and Kathy Smith                      3,284           3,284   P(1)        0             0.0
William E Sohenck                             2,469           2,469   P(1)        0             0.0
John M. Soldati                                 596             596   S           0             0.0
Connie Solis                                    327             327   P(1)        0             0.0
Bob Sorenson                                    821             821   P(1)        0             0.0
Eugene Snowden                               46,667          46,667   W(2)        0             0.0
                                             46,667          46,667   W(2)        0             0.0
                                             66,667          66,667   W(2)        0             0.0
                                             66,667          66,667   W(2)        0             0.0
                                            204,444         204,444   D(25)       0             0.0
Eugene and Ruth Snowden                      32,385          32,385   W(2)        0             0.0
                                             32,385          32,385   W(2)        0             0.0
Ronald Snowden                                8,334           8,334   W(2)        0             0.0
                                              8,334           8,334   W(2)        0             0.0
                                             30,556          30,556   D(26)       0             0.0
Ronald and Paulette Snowden                  21,590          21,590   W(2)        0             0.0
                                             21,590          21,590   W(2)        0             0.0
Jean and Doug Stetinlohs                        654             654   P(1)        0             0.0
Jeff and Jan Stormer                          4,938           4,938   P(1)        0             0.0
Jeffrey R. Stormer, Jr.                         247             247   P(1)        0             0.0
Roy R. and Ellinore Stormer                     247             247   P(1)        0             0.0
Tom Stowe                                       821             821   P(1)        0             0.0
Rodger Stubbs                                11,482          11,482   S           0             0.0
Susan L. Suminski                                19              19   S           0             0.0
Tissera Overseas Fund, NV                    44,088          44,088   P(11)       0             0.0
Gaye Tosi                                       596             596   S           0             0.0

                                                    39

Westport Capital Partners                    88,175          88,175   P(11)       0             0.0
William Vitello                                 596             596   S           0             0.0
Clifford D. and Annette L. Von Aspern         1,235           1,235   P(1)        0             0.0
Arthur Vorel                                    926             926   S           0             0.0
Kevin Walsh                                     596             596   S           0             0.0
Eleanore and Hubert Watson                       34              34   S           0             0.0
Jack Webber                                   1,000           1,000   S           0             0.0
Larry Wells                                  52,905          52,905   P(11)       0             0.0
                                              1,235           1,235   P(1)        0             0.0
Norman Wieselberg                             1,191           1,191   S           0             0.0
Barbara D. Wilt                                 167             167   S           0             0.0
Richard C. Wilt III                             667             667   S           0             0.0
Sheila B. Williamson                            260             260   S           0             0.0
Kevin and Susan Wrenne                        5,186           5,186   S           0             0.0
Mike Yankish, Sr.                             2,469           2,469   P(1)        0             0.0
Melvin Young                                    821             821   P(1)        0             0.0
Jackson, Tufts, Cole & Black                209,876         209,876   S(27)       0             0.0
Cassidy & Associates                         86,790          86,790   S(28)       0             0.0
Greentree Mortgage                           43,210          43,210   S(29)       0             0.0
Brentwood Computers                          46,913          46,913   S(30)       0             0.0
Cohen, Brame and Smith                       23,263          23,263   S(31)       0             0.0
William Tetsworth                            28,000          28,000   S(32)       0             0.0
Teletrend Communications                     29,111          29,111   S(33)       0             0.0
Republic Indemnity                           25,790          25,790   S(34)       0             0.0
First American Flood Data                    21,988          21,988   S(35)       0             0.0
Hakman & Company                             19,325          19,325   S(36)       0             0.0
Foster Ousley Conley                         24,470          24,470   S(37)       0             0.0
Theodore Orlando                             20,000          20,000   S(38)       0             0.0
Prentice Hall                                10,998          10,998   S(39)       0             0.0
Howard Rice                                  24,691          24,691   S(40)       0             0.0
M.S. Farrell & Company, Inc.                  7,143           7,143   S(41)       0             0.0
Richard L. Klass                              3,571           3,571   S(41)       0             0.0
Alan H. Adelson                               3,572           3,572   S(41)       0             0.0
James D. Tucker                               2,440           2,440   S(42)       0             0.0
Lomas Mortgage USA, Inc.                     27,447          27,447   S(43)       0             0.0
Kenny the Printer                             5,556           5,556   S(44)       0             0.0
Steve Jizmagian                               7,963           7,963   S(45)       0             0.0
Xpedite Systems                              25,659          25,659   S(46)       0             0.0
Copelco Capital                               3,086           3,086   S(47)       0             0.0
Papola Enterprises                            3,249           3,249   S(48)       0             0.0
MFS Intelenet                                15,969          15,969   S(49)       0             0.0
Ahmad F. Moradi                              43,788          43,788   S(50)       0             0.0
Grubb & Ellis                                15,500          15,500   S(51)       0             0.0
Hacienda Property Valuation                  25,000          25,000   S(52)       0             0.0
Mediatel                                     25,000          25,000   S(53)       0             0.0
Ousley                                       16,200          16,200   S(54)       0             0.0
Curci-England                               136,900         136,900   S(55)       0             0.0
Charles Chillingworth                        36,551          36,551   S(56)       0             0.0

-------------------------
(*) Is an officer or director of the Company. See "Management--Executive Officers and Directors."

(1) The Preferred Stock is currently convertible at a conversion price equal to 100% of the closing bid price per share of Common Stock as quoted by Nasdaq. For purposes of this table, the closing price was $.81 on January 9, 1997, resulting in a conversion price of $.68. This Prospectus covers additional shares that may be issued based on adjustments to the conversion price. See "Description of Capital Stock--Preferred Stock."

(2)  Warrant expires December 31, 1997.

(3)  The conversion price for this loan in the amount of $7,000 is $.6035.

(4)  The conversion price for this loan in the amount of $6,600 is $.5015.

(5)  The conversion price for this loan in the amount of $4,500 is $.48.

(6)  The conversion price for this loan in the amount of $9,500 is $.4760.

(7)  The conversion price for this loan in the amount of $3,000 is $.4250.

(8)  The conversion price for this loan in the amount of $4,000 is $.5525.

(9)  The conversion price for this loan in the amount of $7,000 is $.6120.

(10) The conversion price for this loan in the amount of $40,000 is $.68

(11) The Preferred Stock is currently convertible at a price equal to 70% of the closing bid price per share of Common Stock as quoted by Nasdaq. For purposes of this table, the closing price was $.81 on January 9, 1997, resulting in a conversion price of $.567. This Prospectus covers additional shares that may be issued based on adjustments to the conversion price. See "Description of Capital Stock--Preferred Stock."

(12) Warrant expires January 17, 1998.

(13) Warrant expires, depending upon any vesting, on the earlier of April 1, 2002 or April 1, 2004.

(14) Warrant expires April 1, 2001.

(15) Warrant expires August 30, 1997.

(16) Warrant expires November 30, 1997.

(17) Warrant expires April 16, 1999.

(18) The Preferred Stock is currently convertible at a conversion price of $.45. See "Description of Capital Stock -- Preferred Stock."

(19) The Preferred Stock is currently convertible at a conversion price equal to $4.00 divided by 84% of the closing bid price per share of Common Stock as quoted by Nasdaq. For purposes of this table, the closing price was $.81 on January 9, 1997, resulting in a conversion price of $.68. This Prospectus covers additional shares that may be issued based on adjustments to the conversion price. See "Description of Capital Stock--Preferred Stock."

(20) The conversion price for this loan in the amount of $52,850 is $.81.

(21) Warrant expires January 1999.

(22) Warrant expires January 10, 1998.

(23) The conversion price for this loan in the amount of $138,715 is $.69.

(24) Warrant expires December 31, 2001.

(25) The conversion price for this loan in the amount of $92,000 is $.55.

(26) The conversion price for this loan in the amount of $13,750 is $.55.

(27) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $170,000 in the aggregate, to be paid over a period of 10 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(28) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $70,308 in the aggregate, to be paid over a period of 12 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(29) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $35,000 in the aggregate, to be paid over a period of 7 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(30) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $33,996 in the aggregate, to be paid over a period of 6 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(31) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $24,720 in the aggregate, to be paid over a period of 6 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(32) These shares are issued in lieu of a cash payment for services rendered.

(33) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $22,584 in the aggregate, to be paid over a period of 6 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(34) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $17,500 in the aggregate, to be paid over a period of 7 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(35) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $132,000 in the aggregate, to be paid over a period of 7 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(36) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $18,652.84 in the aggregate, to be paid over a period of 3 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(37) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $11,520 in the aggregate, to be paid over a period of 6 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(38) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $7,866 in the aggregate, to be paid over a period of 3 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(39) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $6,935 in the aggregate, to be paid over a period of three months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(40) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $20,000 in the aggregate, to be paid over a period of two months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(41) These shares of Common Stock are issued pursuant to a settlement agreement.

(42) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $1,838.49 no later than sixty days after the effective date of the Registration Statement. In the event the number of shares is insufficient to gross that amount the Company may be obligated to issue additional shares.

(43) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $22,232 in the aggregate, to be paid over a period of four months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(44) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $4,500 in the aggregate, to be paid over a period of four months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(45) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $6,000 plus accrued interest, to be paid over a period of three months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(46) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $20,784 plus accrued interest, to be paid over a period of seven months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(47) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $2,500 plus accrued interest, to be paid no later than October 10, 1996.

(48) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $2,632 plus accrued interest, to be paid over a period of two months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(49) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $12,619.32 plus accrued interest, to be paid over a period of five months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(50) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $35,468 plus accrued interest, to be paid over a period of 18 months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(51) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $12,555. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(52) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $16,345, to be paid over a period of five months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(53) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $15,493, to be paid over a period of seven months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(54) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $13,125, to be paid over a period of six months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(55) These shares of Common Stock are issued pursuant to a settlement agreement. The Company has agreed that the shares will be sold to gross to the creditor $110,866, to be paid over a period of six months. In the event the number of shares is insufficient to gross that amount, the Company may be obligated to issue additional shares.

(56) These shares of Common Stock are issued pursuant to a settlement agreement.

       The 2,107,008 shares offered by the Selling Stockholders may be sold by one or more of the following methods, without limitation: (i) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (ii) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales. The Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus.

                                 LEGAL MATTERS

       Certain legal matters relating to the issuance and resale of shares hereby will be passed upon for the Company by Brewer & Pritchard, P.C., Houston, Texas.

                                    EXPERTS

       The financial statements of the Company as of December 31, 1994 and 1995 have been audited by Comiskey & Company, P.C., independent certified public accountants, for the periods and to the extent as set forth in the reports and have been included herein is in reliance upon such reports of said firm given on their authority as experts in accounting and auditing.

       In May 1994, Ernst & Young LLP ("E & Y") resigned as auditors. There were no disagreements with E & Y on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedures, and reports issued by E & Y on the Company's financial statements did not contain an adverse opinion, or were modified as to uncertainty, audit scope or accounting principles. In October 1993, E & Y informed the Company that it needed to strengthen its internal controls, and management believed that it adequately addressed this matter in 1993. The Company's current auditors were engaged, based on the Board of Directors approval, in May 1994.

                              FINANCIAL INFORMATION

                          WESTMARK GROUP HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                               SEPT 30,    DECEMBER  31,
                                                 1996          1995
                                              (UNAUDITED)    (AUDITED)
ASSETS
Current Assets:
     Cash and cash equivalent ...........   $    60,534   $   311,916
     Accounts receivable,  net of reserve       131,511         8,004
     Inventory ..........................        28,770
     Note receivable - stock sale .......                     374,222
     Mortgage loans held for sale .......     7,787,287    19,480,029
     Other current  assets ..............       109,748         2,202
                                            -------------------------
     Total Current Assets ...............     8,117,850    20,176,373
                                            -------------------------
Fixed Assets:
Property and equipment ..................       851,396       820,588
Equipment under lease ...................        16,477        16,477
                                            -------------------------
                                                867,873       837,065
     Less Accumulated Depreciation ......      (511,391)     (434,411)
                                            -------------------------
Total fixed assets ......................       356,482       402,654
                                            -------------------------
Other Assets:
      Prepaid Expenses ..................     1,187,656
      Investment Real Estate ............     1,000,000     2,115,000
      Investment Preferred Stock ........     2,000,000     2,000,000
      Investment Green World stock ......     1,100,000
      Goodwill, net of amortization .....       711,646       785,833
      Deposits and other assets .........        32,418        30,298
                                            -------------------------
Total other assets ......................     6,031,720     4,931,131

TOTAL ASSETS ............................    14,506,052    25,510,158
                                            =========================

                          WESTMARK GROUP HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                   SEPT 30,       DECEMBER 31,
                                                                     1996           1995
                                                                  (UNAUDITED)      (AUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ........................................   $    612,949    $  1,234,199
     Warehouse line of credit ................................      7,628,734      18,625,866
     Interest Payable ........................................        196,311         227,619
     Settlement liability ....................................        407,560         419,348
     Other notes payable .....................................      1,173,001         717,818
     Payroll  taxes payable ..................................         68,329         141,329
     Other current liabilities ...............................        479,548         854,452

Total  Current Liabilities ...................................     10,566,432      22,220,631
                                                                   --------------------------
Long-Term Liabilities:
      Notes payable ..........................................                      1,000,000
      Short term debt expected to be refinanced ..............        121,984         698,323
                                                                   --------------------------
Total Long Term Liabilities ..................................        121,984       1,698,323
                                                                   --------------------------
Total Liabilities ............................................     10,688,416      23,918,954
                                                                   --------------------------
STOCKHOLDERS EQUITY
Preferred stock, no par value, 10,000,000 shares authorized;
   648,750 shares issued and outstanding  at  Sept 30, 1996 ..      2,675,000
Common  stock, no par value, 50,000,000 shares
    authorized; 4,370,876  shares issued and outstanding
    at June 30, 1996,  2,632,772 shares issued and outstanding
    as of December 31, 1995  .................................     23,488,911      23,165,937
Additional Paid in Capital from outstanding options
    and warrants .............................................      1,396,448       1,153,688

Accumulated deficit ..........................................    (23,742,723)    (22,728,421)
                                                                   --------------------------
Total Stockholder Equity .....................................      3,817,636       1,591,204
                                                                   --------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................     14,506,052      25,510,158
                                                                   ==========================

                          Westmark Group Holdings, Inc.
                      Consolidated Statements of Operations
                                   (unaudited)

                                             Three Months Ended           Nine Months Ended
                                           Sept 30,       Sept 30,      Sept 30,       Sept 30,
                                             1996           1995         1996            1995
Revenues:
   Loan origination and gain on sales   $   825,104    $ 1,172,665    $ 2,737,880    $ 2,492,479
   Product  sales ...................        29,252           --           29,252           --
   Interest - Preferred Stock .......        35,000           --          105,000           --
   Other Income .....................         9,572         15,759         20,897         40,491
                                        --------------------------------------------------------
TOTAL REVENUES ......................       898,928      1,188,424      2,893,029      2,532,970
                                        --------------------------------------------------------
EXPENSES:
   Loan origination costs ...........        47,200         67,240        185,309        289,733
   Cost of goods sold ...............         7,771           --            7,771           --
   Servicing sale adjustment ........          --             --          (70,000)          --
   General and administrative .......     1,301,079      1,529,378      3,468,305      4,614,102
   Marketing and advertising ........         1,805          7,456         33,858         33,870
   Goodwill amortization ............        24,729         24,729         74,187         74,187
   Depreciation .....................        25,974         24,834         73,598         74,230
                                        --------------------------------------------------------
TOTAL EXPENSES ......................     1,408,558      1,653,727      3,773,028      5,086,122
                                        --------------------------------------------------------
   Loss before income tax ...........      (509,630)      (465,213)      (879,999)    (2,553,152)
   Provision for income tax .........          --             --            1,600              0
                                        --------------------------------------------------------
NET INCOME (LOSS) BEFORE ............      (509,630)      (465,213)      (881,599)    (2,553,152)
EXTRAORDINARY ITEM
    Gain on sale of subsidiary ......        97,371           --           97,371           --
NET INCOME ( LOSS) ..................      (412,259)      (465,213)      (784,228)    (2,553,152)
                                        =========================================================
NET LOSS PER SHARE
   Loss before extraordinary
    item ............................   ($     0.11)   ($     0.40)   ($     0.24)   ($     2.71)
    Extraordinary item ..............           .02           --              .02           --
NET INCOME (LOSS) ...................   ($     0.09)   ($     0.40)   ($     0.22)   ($     2.71)
                                        =========================================================
WEIGHTED AVERAGE OF .................     4,370,876      1,166,394      3,260,258        941,827
     SHARES OUTSTANDING                 =========================================================

                          WESTMARK GROUP HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               NINE MONTHS ENDED
                                                             SEPT 30,       SEPT 30,
                                                               1996          1995
                                                            (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Consolidated net loss ..................................   ($   782,628)   ($ 2,553,152)
Adjustments to reconcile consolidated net (loss)
      to net cash used by operating activities:
    Depreciation .......................................         73,598          74,230
    Stock issued for services ..........................        655,544         410,115
    Stock issued for settlement of litigation ..........           --           174,250
    Goodwill Amortization ..............................         74,187          74,187
                                                             --------------------------
Cash used in operations before working capital changes .         20,701      (1,820,370)
                                                             ==========================

   (Increase)/Decrease in accounts receivable ..........       (118,869)        424,434
    (Increase)/Decrease in current assets ..............       (102,798)       (987,082)
   (Increase)/Decrease in mortgage loans held for sale .     11,692,742     (11,110,742)
    (Increase)/Decrease in prepaid expense .............     (1,187,656)
    (Increase)/Decrease in REO loan ....................         62,050
    (Increase)/Decrease in Inventory ...................         (6,169)           --
    (Increase)/Decrease in other assets ................          2,222
    (Increase)/Decrease in Long term assets ............         15,000         314,319
    Increase/(Decrease)in Accounts payable .............       (660,999)         17,632
    Increase/(Decrease)in Interest payable .............        (31,308)         58,329
    Increase/(Decrease)in Other current liabilities ....       (740,729)        166,025
    Increase/(Decrease)in Long Term Notes payable ......     (1,000,000)           --
    Increase/(Decrease)in Other notes payable ..........         55,183               0
                                                             --------------------------
Net cash used after working capital changes ............      7,916,619      12,875,405)
                                                             --------------------------
Cash used in operating activities ......................      7,937,320     (14,695,775)

INVESTING ACTIVITIES
    Purchase of fixed assets and improvements ..........         (1,832)       (144,141)
                                                             --------------------------
Cash provided/(used) in investing activities ...........         (1,832)       (144,141)
                                                             --------------------------

FINANCING ACTIVITIES
     Net Increase/(Decrease) in warehouse line of credit    (10,997,132)     10,977,515
     Allowance related party ...........................      2,388,593            --
      Payment of notes receivable - stock sale .........        374,222            --
       Repayments of notes payable .....................       (576,339)        657,000
     Repurchase of stock ...............................       (700,000)
      Sale of stock for cash ...........................         10,000       1,204,995
      Increase/(Decrease) in notes payable - short term       1,300,000         125,000
                                                             --------------------------
Cash provided/(used) by financing activities ...........     (8,200,656)     12,964,510
                                                             --------------------------

Net increase/(decrease) in cash ........................        265,168          55,036
Cash and cash equivalents, beginning period ............        325,702         107,573
Cash and cash equivalent, end of period ................         60,534          52,537
Cash  paid for interest ................................        477,260         761,477
                                                             ==========================
Cash paid for income tax ...............................          1,600               0
                                                             ==========================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         D. Any indemnification under subsections (A) and (B) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (A) and (B). Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         E. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by the Certificate of Incorporation. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         F. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         G. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Certificate of Incorporation.

         H. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

         SEC Registration Fee.....................................  $  1,734
         Printing and Engraving Expenses..........................    25,000
         Legal Fees and Expenses..................................    60,000
         Accounting Fees and Expenses.............................    75,000
         Blue Sky Fees and Expenses...............................    25,000
         Transfer Agent Fees......................................     2,000
         Miscellaneous............................................    11,266
                                                                    --------
              TOTAL...............................................  $200,000
                                                                    ========
--------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In August 1993, the Company issued 61,796 shares of Common Stock to eight investors for an aggregate purchase price of approximately $61,796. The Company believes that the transaction herein is exempt from registration pursuant to Regulation S of the Act as a transaction sold only to non-United States resident investors.

         Between January and December 1994, the Company issued a total of 84,821 shares of Common Stock to eight investors for an aggregate purchase price of approximately $700,000. The Company believes that the transaction herein is exempt from registration pursuant to Regulation S of the Act as a transaction sold only to non-United States resident investors.

         In March 1994, the Company issued options to purchase a total of 81,095 shares of Common Stock at an exercise price of $2.00 per share to employees in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between March and April 1994, the Company issued options to purchase a total of 13,333 shares of Common Stock at an exercise price of $3.75 per share to employees in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between April and August of 1994, the Company raised approximately $2,000,000 in a private placement of its securities through the sale of 77,477 units, each unit consisting of one share of the Company's Common Stock and one warrant which has expired. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between June and July 1994, the Company issued options to purchase a total of 46,560 shares of Common Stock at exercise prices of between $2.00 and $45.00 per share to employees in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In July 1994, the Company issued 13,334 shares of Common Stock to Primark Corporation in addition to a $500,000 cash payment for the acquisition of Westmark Mortgage. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In August 1994, the Company issued 8,067 shares of Common Stock to two individuals in consideration for converting $50,000 of indebtedness into equity. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In August through December 1994, the Company issued an aggregate of 71,747 shares of Common Stock to employees and consultants for services rendered valued at nominal consideration. The Company believes that the transactions herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In November 1994, the Company issued M.S. Farrell a warrant to purchase 33,333 shares of Common Stock at a purchase price of $9.00 per share in consideration for services rendered.
 The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In December 1994, the Company issued options to purchase a total of 3,332 shares of Common Stock at an exercise price of $15 per share to employees is in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between January and May 1995, the Company raised approximately $700,000 in a private placement of its securities through the sale of 220,032 shares of Common Stock. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In March 1995, the Company issued 42,968 shares of Common Stock to three individuals and/or entities for an aggregate consideration of approximately $100,000. The Company believes that the transaction herein is exempt from registration pursuant to Regulation S of the Act as a transaction by an issuer only to non-resident United States investors.

         In March 1995, the Company issued 47,190 shares of Common Stock to various employees and consultants for services rendered valued at a nominal amount. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between March and June 1995, the Company issued four former officers an aggregate of 9,891 shares of Common Stock for accrued salary of approximately $62,500. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         Between March and July 1995, the Company issued an option to purchase a total of 173,848 shares of Common Stock at an exercise price of between $2.00 and $3.75 per share to employees in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In May 1995, the Company issued 16,667 shares of Common Stock to Greentree Mortgage Company as a portion of the aggregate sales price for the acquisition of certain of the production assets of Greentree Mortgage. The

Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In June 1995, the Company issued three individuals an aggregate of 11,000 shares of Common Stock for services rendered valued at a nominal amount. The Company believes that the transactions herein are exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In August 1995, the Company issued 75,000 shares of Common Stock to an entity for an aggregate consideration of $75,000. The Company believes that the transaction herein is exempt from registration pursuant to Regulation S of the Act as a transaction by an issuer only to non-resident United States investors.

         In September 1995, the Company issued 125,000 share of Common Stock to an individual in connection with converting a promissory note in the amount of $250,000 for such shares. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In November 1995, the Company issued an aggregate of 112,419 shares of Common Stock to five individuals in consideration for consultant services rendered. The Company believes that the transactions herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In November 1995, the Company issued 1,298,000 shares of Common Stock to MIOA, pursuant to a stock purchase agreement. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In November 1995, the Company issued a warrant to purchase 300,000 shares of Common Stock at $1.00 per share to Ocean Marketing Corp. in consideration for consulting services rendered. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.


         Between January and April 1996, the Company issued an option to purchase a total of 3,332 shares of Common Stock at an exercise price of $2.00 per share to employees in consideration for services rendered. The Company believes that the transactions herein are exempt from registration pursuant to
Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In March 1996, an individual exercised an option to purchase 5,000 shares of Common Stock is in satisfaction of accrued debt of $10,000. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, the Company issued warrants to purchase 90,000 of Common Stock at a price of $2.25 per share to Norman J. Birmingham in connection with his employment agreement. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, the Company issued warrants to purchase 90,000 of Common Stock at a price of $2.25 per share to Mark Schaftlein in connection with his employment agreement. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, the Company issued a warrant to purchase 150,000 shares of Common Stock at a price of $2.375 per share to Greentree Mortgage in consideration of restructuring a $100,000 debt owed by the Company to Greentree Mortgage. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, an aggregate of 151,350 shares of Common Stock were issued in consideration for services rendered valued at nominal consideration. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, an aggregate of 138,656 shares of Common Stock were issued to five individuals in consideration for converting $165,000 of indebtedness into equity. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In April 1996, an aggregate of 21,700 shares of Common Stock were issued to ten individuals in consideration for converting $60,500 of indebtedness into equity. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In May 1996, an option to purchase 10,000 shares of Common Stock was issued to a third party, at a purchase price of $2.00 per share, for services rendered. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In May 1996, 368,896 shares of Common Stock were issued to MIOA pursuant to the November 1995 Stock Purchase Agreement. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In January 1997, 1,019,019 shares of Common Stock were issued pursuant to settlement agreements. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In January 1997, 639,937 shares of Common Stock were issued upon conversion of indebtedness. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

         In January 1997, 250,000 shares of Common Stock were issued for services rendered. The Company believes that the transaction herein is exempt from registration pursuant to Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

ITEM 27. EXHIBITS

         The following exhibits are to be filed as part of the Registration
Statement:

            EXHIBIT NO. IDENTIFICATION OF EXHIBIT
            ----------- -------------------------
            2.1(3)      Form of Merger between Colorado and Delaware Companies

            3.1(1)(2)   Articles of Incorporation of the Company and
                        Amendments thereto

            3.2(3) Certificate of Incorporation of the Company, filed in the office of the Secretary of State of Delaware on May 10, 1996, and incorporated herein by reference

            3.3(1)      By-Laws of the Company

            4.1(4)      Form of specimen Common Stock

            4.2(3)      Series A Preferred Stock Designation

            4.3(3)      Series B Preferred Stock Designation

            4.4(3)      Series C Preferred Stock Designation

            4.5(4)      Series D Preferred Stock Designation

            4.6(4)      Series E Preferred Stock Designation

            4.7(4)      Series F Preferred Stock Designation

            5.1(5)      Opinion Regarding Legality

            10.1(4)     Westmark Mortgage Acquisition Agreement

            10.2(4)     Purchase and Sale Agreement between the Company and
                        Crown Bank

            10.3(4) Mortgage Warehouse and Security Agreement between the Company and Princap
                        Mortgage Warehouse, Inc. dated October 26, 1995

            10.4(4) Purchase and Sale Agreement between the Company and MIOA dated November 1995, as amended.

            10.5(4)     Lease Agreement for Corporate Offices  in Delray
                        Beach, Florida

            10.6((4)    Rodger Stubbs Termination Agreement

            10.7((4)    Michael Morrell Termination Agreement

            10.8(4)     Linda Moore Termination Agreement

            10.9(4)     Norman J. Birmingham Employment Agreement

            10.10(3)    Mark Schaftlein Employment Agreement

            10.11(3)    Dawn Drella Employment Agreement

            10.12(3)    Norman J. Birmingham Warrant

            10.13(3)    Mark Schaftlein Warrant

            10.14(4)    1990 Non-Qualified Stock Option Plan

            10.15(4)    1993 Non-Qualified Stock Option Plan

            10.16(4)    1994 Non-Qualified Stock Option Plan

            10.17(4) Settlement Agreement between the Company and Arthur Strock dated April 17,
                        1996

            10.18(3) Settlement Agreement between the Company and Greentree Mortgage Company dated April 19, 1996

            10.19(3) Settlement Agreement between the Company and First American Flood Data, Inc.
                        dated March 29, 1996

            10.20(3) Note Modification Agreement between the Company and Dolan Development
                        Partners, Inc. dated July 12, 1995

            10.21(3) Form of Settlement Agreement between the Company and Each Party to the Bridge Financing dated April 1, 1996

            10.22(3) Settlement Agreement between the Company and James S. Hull dated April 25,
                        1996

            10.23(4) Settlement Agreement between the Company and Svarna Offshore Fund dated
                        March 21, 1996

            10.24(4) Settlement Agreement between the Company and Drew Hollenbeck dated March
                        21, 1996

            10.25(3) Settlement Agreement between the Company and Nationwide Computer
                        Corporation dated March 26, 1996

            10.26(3) Settlement Agreement between the Company and Teletrend Communications dated
                        March 27, 1996

            10.27(4) Settlement Agreement between the Company and Cohen, Brahme and Smith dated
                        March 15, 1996

            10.28(3) Settlement Agreement between the Company and Mortgage Quality Management,
                        Inc. dated March 27, 1996

            10.29(3) Settlement Agreement between the Company and Hakman & Company dated
                        March 27, 1996

            10.30(3) Settlement Agreement between the Company and Republic Indemnity dated
                        February, 1996

            10.31(4) Settlement Agreement between the Company and Brentwood Computers dated February 27, 1996

            10.32(4) Settlement Agreement between the Company and Jackson, Tufts, Cole & Black dated February 22, 1196

            10.33(3) Settlement Agreement between the Company and Cassidy & Associates

            10.34(4) Settlement Agreement between the Company and Howard Rice dated March 26,
                        1996

            10.35(3) Settlement Agreement between the Company and Jehu Hand dated March 28, 1996

            10.36(4)    Settlement Agreement between the Company and Mucci
                        Associates

            10.37(4) Settlement Agreement between the Company and Prentice Hall dated April 20,
                        1996

            10.38(4) Settlement Agreement between the Company and American Pacific Printers
                        College, Inc. d/b/a Kenny the Printer dated May 24,
                        1996

            10.39(4) Settlement Agreement between the Company and Lomas Mortgage USA, Inc. dated
                        May 24, 1996

            10.40(4) Settlement Agreement between the Company and Deloitte & Touche, LLP dated
                        May 1996

            10.41(4) Settlement Agreement between the Company and Steve Jizmagian dated May 30,
                        1996

            10.42(4) Settlement Agreement between the Company and James D. Tucker dated May 17,
                        1996

            10.43(4) Settlement Agreement between the Company and M.S. Farrell & Company, Inc.
                        dated May 29, 1996

            10.44(4) Settlement Agreement between the Company and Xpedite Systems, Inc.

            10.45(4) Settlement Agreement between the Company and Copelco Capital, Inc.

            10.46(4) Settlement Agreement between the Company and Papola Enterprises, Inc. dated
                        October 31, 1996

            10.47(4) Settlement Agreement between the Company and MFS Intelenet dated October 31,
                        1996

            10.48(4)    Settlement Agreement between the Company and Ahmad F.
                        Moradi

            10.49(4)    Settlement Agreement between the Company and Grubb &
                        Ellis

            10.50(4) Settlement Agreement between the Company and Hacienda Property Valuation

            10.51(4)    Settlement Agreement between the Company and Mediated

            10.52(4)    Settlement Agreement between the Company and Ousley,
                        Inc.

            10.53(4)    Settlement Agreement between the Company and
                        Curci-England

            10.54(4) Settlement Agreement between the Company and Charles Chillingworth

            10.55(4)    Payton Story Employment Agreement

            10.56(4)    Louis Resweber Director Compensation Agreement

            10.57(4)    Agreement between the Company and GTB Company

            10.58(4)    Agreement between the Company and PBF Land Company

            10.59(4)    Green World Stock Purchase Agreement

            10.60(4) Settlement Agreement between the Company and Medical Industries of America,
                        Inc.

            21.1(3)     List of Subsidiaries

            24.1(5)     Consent of Comiskey & Company, P.C.

            24.2(5)     Consent of Brewer & Pritchard, P.C. (Contained  in
                        Exhibit 5.1)
---------------------
(1) The information required by this exhibit is incorporated by reference to the exhibits filed in connection with the Company's prior Registration Statement on Form S-18 (Commission File No. 33-16715-D)

(2) The Articles of Amendment to the Articles of Incorporation dated July 11, 1994, were attached to the December 31, 1994 Form 10-K8B.

(3) The information required by this exhibit is incorporated by reference to the exhibits filed in connection with the Company's prior Registration Statement on Form SB-2 (Commission File No. 333-05599).

(4)   To be filed by amendment.

(5)   Filed herewith.

ITEM 28. UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    iii. To include any additional or changed material information with respect to the plan of distribution.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)   i.    That, for the purpose of determining liability under
                          the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                    ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray, State of Florida, on the 28th day of January, 1997.

                                      Westmark Group Holdings, Inc.

                                      By /s/ MARK SCHAFTLEIN
                                         Mark Schaftlein, President, Chief
                                         Executive Officer and Director

                         ----------------------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

   SIGNATURE                        TITLE                       DATE
   ---------                        -----                       ----
/s/ MARK SCHAFTLEIN          President, Chief Executive      January 28, 1997
Mark Schaftlein                Officer and Director

/s/ NORMAN H, BIRMINGHAM     Director and Chief Financial    January 28, 1997
Norman J. Birmingham           Officer

/s/ TODD WALKER              Director                        January 28, 1997
Todd Walker

/s/ LOUIS RESWEBER           Director                        January 28, 1997
Louis Resweber